  Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Arcellx, Inc.
At
$115.00 net per share in cash
plus one contractual contingent value right (“CVR”) per share, which represents the right to receive one contingent cash payment of $5.00 per CVR, payable on March 31, 2030, if a specified milestone is achieved on or prior to December 31, 2029 by
RAVENS SUB, INC.
a wholly owned subsidiary of
GILEAD SCIENCES, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON APRIL 2, 2026,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Ravens Sub, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Arcellx, Inc., a Delaware corporation (the “Company”), at a price per Share of (i) $115.00 per Share (the “Closing Amount”), net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement (as defined below)) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 and the other terms and conditions set forth in a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust” and, together with Computershare, the “Rights Agent”) (the Closing Amount plus one CVR, together, the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 22, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), without a vote of the Company’s stockholders, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the Company’s treasury), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive, on a per Share basis, (x) the Closing Amount in cash, without any interest thereon, subject to any withholding tax, plus (y) one CVR per Share (clauses (x) and (y), collectively, the “Merger Consideration”).
The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the Offer, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, approve the CVR Agreement, and the Transactions, (iii) approved and declared it advisable for the Company to execute, deliver, and perform under, the Merger Agreement and consummate the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement.
There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
March 6, 2026

2

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (in such capacities, the “Depositary”), or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you prior to the expiration of the Offer.
* * *
Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

3

i

SUMMARY TERM SHEET
Ravens Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Arcellx, Inc., a Delaware corporation (the “Company”), at a price per Share of (i) $115.00 per Share (the “Closing Amount”), net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement (as defined below)) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 (the “Milestone Expiration Date”) and the other terms and conditions set forth in a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust” and, together with Computershare, the “Rights Agent”) (the Closing Amount plus one CVR, together, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The following are some questions you, as a stockholder of the Company, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent, as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser is offering to buy your securities. Purchaser has been incorporated in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of February 22, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, and activities relating to, or in connection with, the Offer. See Section 9 — “Certain Information Concerning Parent and Purchaser.”

•
Parent is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. Parent is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19 and cancer. See Section 9 — “Certain Information Concerning Parent and Purchaser.”

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Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•
Purchaser is seeking to purchase all of the outstanding Shares not already owned by Parent or any of its subsidiaries. See the Introduction and Section 1 — “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
Purchaser is offering to pay a price per Share of (i) $115.00 per Share, net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to the Milestone Expiration Date (the “Milestone”) and the other terms and conditions set forth in the CVR Agreement, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.
•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser is making the Offer because Purchaser and Parent wish to acquire the Company. See Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
The Offer is subject to the following conditions, among others:

•
there having been validly tendered, and not validly withdrawn, in the Offer a number of Shares that, considered together with all other Shares owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”)), but excluding any Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Tender Condition”);

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(i) the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (ii) any other approvals pursuant to antitrust laws of certain other specified jurisdictions having been given and obtained, and (iii) if Parent and the Company have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement permitting such consummation (the “Regulatory Approvals Condition”);

•
there not having been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remaining in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”) or subsequent integration, and no legal requirement having been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (the “Governmental Impediment Condition”);

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the absence of, since the date of the Merger Agreement, a Material Adverse Effect (as defined below) that is continuing; and

•
the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

•
Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion (to the extent permitted under applicable legal requirements); provided, that Parent may not waive the

Minimum Tender Condition, the Termination Condition, the Regulatory Approvals Condition or the Governmental Impediment Condition without the consent of the Company.
•
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of each of the conditions to consummation of the Offer (collectively, the “Offer Conditions”) is contained in Section 13 — “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. The Company, Parent and Purchaser entered into the Merger Agreement on February 22, 2026. The Merger Agreement provides for, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT IS THE CVR AND HOW DOES IT WORK?
•
Each CVR will represent a non-tradable contractual contingent right to receive one contingent payment (the “Milestone Payment”) in an amount equal to $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to the achievement of the Milestone on or prior to the Milestone Expiration Date and the other terms and conditions set forth in the CVR Agreement.

•
The Milestone might not be achieved prior to its expiration or the termination of the CVR Agreement. If the Milestone is not achieved on or prior to the Milestone Expiration Date, the Milestone Payment will not be due or payable to holders of CVRs and any associated covenants and obligations of Parent will irrevocably terminate in accordance with the terms of the CVR Agreement. No interest will accrue or be payable in respect of amounts payable in cash with respect to the CVRs if the Milestone is achieved. Parent will owe no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any holder of CVRs or any other person in connection with its operation of the Surviving Corporation’s business on and following the closing.

•
The right to payment described above is solely a contractual right governed by the terms and conditions set forth in the CVR Agreement. Holders of CVRs will have no greater rights against Parent than those accorded to general, unsecured creditors under applicable law.

For more information on the CVRs, see Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
IS IT POSSIBLE THAT NO PAYMENT WILL BECOME PAYABLE TO HOLDERS OF CVRs?
•
Yes. The Milestone described above might not be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payment with respect to the CVRs.

For more information on the CVRs, see Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
MAY I TRANSFER MY CVRs?
•
The CVRs will not be transferable except:

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upon death of a holder by will or intestacy;

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pursuant to a court order;

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by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

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in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC;

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with the written consent of Parent;

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if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided, that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”)); or

•
to Parent in connection with the abandonment of such CVR by the applicable holder.

For more information on the CVRs, see Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
ARE THERE ANY OTHER MATERIAL TERMS OF THE CVRs?
•
The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights, will not represent any equity or ownership interest in Parent, Purchaser or the Company, and will not constitute a security of Parent or any of Parent’s affiliates (including the Surviving Corporation). The CVRs will not be registered with the SEC or listed for trading.

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Additionally, the CVR Agreement provides Parent the right to amend, without the consent of holders of CVRs or the Rights Agent, the CVR Agreement to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent in the CVR Agreement as provided in, and to the extent consistent with, the CVR Agreement, and the CVR Agreement provides Parent and the Surviving Corporation the right to amend, without the consent of holders of CVRs or the Rights Agent, the CVR Agreement (i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent in the CVR Agreement; (ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the holders of CVRs; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the holders of CVRs (as a group and in their capacity as such); (iii) to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the holders of CVRs (as a group and in their capacity as such); (iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act (and the rules and regulations promulgated thereunder) or the Exchange Act, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities legal requirements outside of the United States; provided that, in each case, such amendments do not change the Milestone, the Milestone Expiration Date or the Milestone Payment; (v) to reduce the number of CVRs, in the event and to the extent any holder of CVRs agrees to renounce such holder’s rights under the CVR Agreement in accordance with the terms of the CVR Agreement; or (vi) any other amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Rights Agent or the holders of CVRs (as a group and in their capacity as such). With the consent of the holders of not less than twenty percent (20%) of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the holders of CVRs, Parent and the Rights Agent may enter into one or more amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, even if such addition, elimination or change is materially adverse to the interests of the holders.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?
•
Yes. Parent is a publicly traded company with an equity market capitalization of approximately $180.2 billion (based upon the closing price of shares of Parent’s common stock on the Nasdaq Global Select Market on March 5, 2026). Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares not already owned by Parent or any of its subsidiaries pursuant to the Offer and the

Merger Agreement will be approximately $7.1 billion. Parent intends to use approximately $7.1 billion of cash on hand. In addition, Parent will need approximately $0.3 billion to pay the aggregate amount that the holders of CVRs will be entitled to receive if the Milestone contemplated by the CVRs is achieved, for which Parent intends to use cash on hand.
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Parent expects to contribute or otherwise advance funds to enable Purchaser to consummate the Offer. Parent expects to have sufficient cash on hand at the expiration of the Offer to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares not already owned by Parent or any of its subsidiaries pursuant to the Offer and the Merger Agreement. Parent intends to use cash on hand to pay the Milestone Payment if required under the CVR Agreement. The Offer is not conditioned upon any financing arrangements. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
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We believe our financial condition is not material to your decision whether to tender your Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash (including the right to receive amounts payable in cash with respect to the CVRs if the Milestone is achieved), (ii) the Offer is not subject to any financing condition, (iii) Parent expects to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares not already owned by Parent or any of its subsidiaries in the Offer and (iv) if we consummate the Offer, we will acquire all remaining Shares in the Merger not already owned by Parent or any of its subsidiaries for, on a per Share basis, (x) the Closing Amount in cash, without any interest thereon, subject to any withholding tax, plus (y) one CVR per Share (clauses (x) and (y), collectively, the “Merger Consideration”), and Parent expects to have sufficient cash on hand to consummate the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 — “Source and Amount of Funds.”

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Purchaser has been incorporated solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash (including the right to receive amounts payable in cash with respect to the CVRs if the Milestone is achieved) that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 — “Source and Amount of Funds.”

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While, for the reasons stated above, we do not believe Purchaser’s financial condition to be relevant to your decision to tender your Shares, you should consider the following in connection with your decision to tender your Shares in the Offer:

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Parent’s future financial condition could deteriorate such that Parent would not have the necessary cash or cash equivalents to pay, or cause to be paid, the Milestone Payment if and when due;

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holders of CVRs will have no greater rights against Parent or the Surviving Corporation than those accorded to general unsecured creditors of Parent or the Surviving Corporation, as applicable, under applicable law;

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the CVRs will be subordinated in right of payment to all of Parent’s and the Surviving Corporation’s secured obligations, if any, to the extent of the collateral securing such obligations;

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the CVRs will be subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Parent’s subsidiaries (other than the Surviving Corporation); and

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the filing of a bankruptcy petition by or on behalf of Parent or the Surviving Corporation may prevent Parent or the Surviving Corporation from making some or all payments that may become payable in cash with respect to the CVRs if the Milestone is achieved.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
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You will have until one minute after 11:59 p.m., Eastern Time, on April 2, 2026, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration of the Offer as so extended.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
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The Offer will expire at one minute after 11:59 p.m., Eastern Time, on April 2, 2026 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended, or the Offer is earlier terminated. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”

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If, as of the then-scheduled Expiration Date, any of the Offer Conditions is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser will extend the Offer for additional periods of up to ten business days per extension (or such other duration as may be agreed in writing by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that if at any then-scheduled Expiration Date all of the Offer Conditions other than the Minimum Tender Condition and any other conditions that by their nature are to be satisfied at the Offer Acceptance Time have been satisfied or waived and the Minimum Tender Condition has not been satisfied Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, extend the Offer pursuant to the foregoing on more than two occasions in consecutive periods of 10 business days each. In addition, Purchaser will extend the Offer for any period required by any legal requirement, any interpretation or position of the United States Securities and Exchange Commission (the “SEC”), the staff thereof, The Nasdaq Stock Market LLC (“Nasdaq”) or the staff thereof applicable to the Offer; provided, however, that in no event will Purchaser (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with the terms of the Merger Agreement and (y) one minute after 11:59 p.m., Eastern Time, on November 22, 2026 (as may be extended to February 22, 2027 in the event that certain conditions to the Offer have not been satisfied as of November 22, 2026, subject to the terms of the Merger Agreement) (such earlier occurrence, the “Extension Deadline”) or (B) extend the Offer beyond the Extension Deadline without the prior written consent of the Company. See Section 1 — “Terms of the Offer.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
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If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., in its capacity as depositary and paying agent for this Offer (in such capacities, the “Depositary”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 — “Terms of the Offer.”

HOW DO I TENDER MY SHARES?
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If you hold your Shares directly as the registered owner, you can tender your Shares by following the procedures set forth in Section 3 — “Procedures for Tendering Shares,” not later than the expiration of the Offer. See Section 3 — “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

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If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

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In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Tendering Shares” or a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 — “Acceptance for Payment and Payment for Shares.”

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We are not providing for guaranteed delivery procedures. Therefore, Company stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
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You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on April 2, 2026, unless Purchaser extends the Offer, in which event you will have until the expiration of the Offer as so extended. See Section 4 — “Withdrawal Rights.” In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after May 5, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4 — “Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
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To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

WHAT DOES THE COMPANY BOARD OF DIRECTORS THINK OF THE OFFER?
•
The board of directors of the Company (the “Company Board”) has unanimously recommended that you accept the Offer. The Company’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), which it has filed with the SEC concurrently with the filing of our Schedule TO dated March 6, 2026. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure the adoption of the Merger Agreement without any vote of the Company’s stockholders under Section 251(h) of the DGCL to complete the Merger. If the Merger occurs, the Company will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than (i) Shares owned immediately prior to the effective time of the Merger by the Company (including those held in the Company’s treasury), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive the Merger Consideration.

•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger will be effected as soon as practicable following the consummation of the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable legal requirements) of the limited conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer, and the Merger occurs as described above, you will receive in the Merger the Merger Consideration as if you had tendered your Shares in the Offer. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.” Additionally, if you decide not to tender your Shares in the Offer, you may maintain the right to demand appraisal of your Shares. See Section 15 — “Appraisal Rights.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On February 20, 2026, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares not already owned by Parent or any of its subsidiaries, the last reported closing price per Share reported on the Nasdaq Global Select Market was $64.11. See Section 6 — “Price Range of Shares; Dividends.”

•
On March 5, 2026, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the Nasdaq Global Select Market was $114.36. See Section 6 — “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and Section 13 — “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you (i) a dollar amount equal to the number of Shares you tendered multiplied by $115, net to you in cash, without interest, subject to any withholding tax, plus (ii) one CVR per Share that you tendered, each of which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to the achievement of the Milestone on or prior to the Milestone Expiration Date and the other terms and conditions set forth in the CVR Agreement, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
The Offer is being made for all outstanding Shares, but not for options to purchase Shares (each, a “Company Option”) or awards of restricted stock units in respect of Shares (each, a “Company RSU”) granted under the Company’s stock plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•
Pursuant to the Merger Agreement, at the effective time of the Merger, and without any action on the part of Parent, Purchaser, the Company, or any other person, (i) each Company Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount, will be cancelled and converted into the right of the holder to receive

(a) (subject to any applicable withholding taxes) a lump-sum cash payment equal to (x) the excess (if any) of (1) the Closing Amount over (2) the per Share exercise price subject to such Company Option, multiplied by (y) the total number of Shares subject to such Company Option immediately prior to the effective time of the Merger and (b) one CVR for each Share subject to such Company Option immediately prior to the effective time of the Merger and (ii) each Company RSU that is then outstanding and unexercised, whether or not vested, will be cancelled and converted into the right of the holder to receive (a) (subject to any applicable withholding taxes) a lump-sum cash payment equal to (x) the Closing Amount, multiplied by (y) the total number of Shares subject to such Company RSU immediately prior to the effective time of the Merger (with the number of Shares underlying any Company RSUs that are subject to performance-based vesting conditions determined based on achievement of actual performance in connection with the Merger, as determined by the Company Board or a committee thereof) and (b) one CVR for each Share subject to such Company RSU immediately prior to the effective time of the merger. At the effective time of the Merger, any Company Option that is then outstanding and unexercised, whether or not vested, that has a per Share exercise price that is equal to or greater than the Closing Amount will be cancelled with no consideration payable therefor. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH AND CVRs PURSUANT TO THE MERGER?
•
Generally, the receipt of cash and CVRs in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). The amount of gain or loss a U.S. Holder (as defined below) recognizes, and the timing and character of such gain or loss depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to uncertainty. We intend to treat a holder’s receipt of a CVR as the receipt of additional consideration paid in the Merger for U.S. federal income tax purposes as part of a closed transaction. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger, including future payments in respect of the CVR, if any.

•
If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the receipt of cash and CVRs in exchange for Shares pursuant to the Merger unless you have certain connections to the United States or fail to meet prescribed certification requirements. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record of the Company and beneficial owners of Shares who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your

Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders of record and beneficial owners of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. If any stockholder of record of the Company or beneficial owner of Shares who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses such person’s right to appraisal, as provided in the DGCL, each of the Shares of such person will be converted into the right to receive the Merger Consideration, without interest.
•
The foregoing summary of the rights of dissenting stockholders of record and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the Company’s stockholders of record or beneficial owners of Shares desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL. See Section 15 — “Certain Legal Matters; Regulatory Approvals.”

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 800-5182. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of
Arcellx, Inc.
INTRODUCTION
Ravens Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Arcellx, Inc., a Delaware corporation (the “Company”), not already owned by Parent or any of its subsidiaries at a price per Share of (i) $115.00 (the “Closing Amount”), net to the seller in cash, without interest, subject to any withholding tax, plus (ii) one CVR per Share, which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide Sales (as defined in the CVR Agreement) of the Company’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029 (the “Milestone”) and the other terms and conditions set forth in a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Parent, Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust” and, together with Computershare, the “Rights Agent”) (the Closing Amount plus one CVR, together, the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Parent”).
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 22, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”).
If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (in such capacities, the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees or commissions.
In addition, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3 — “Procedures for Tendering Shares” and Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.”
We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to the following conditions, among others:
1.
there having been validly tendered, and not validly withdrawn, in the Offer a number of Shares that, considered together with all other Shares owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), but excluding any Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6)

of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Tender Condition”);
2.
(i) the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated, (ii) any other approvals pursuant to antitrust laws of certain other specified jurisdictions having been given and obtained, and (iii) if Parent and the Company have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement shall permit such consummation (the “Regulatory Approvals Condition”);

3.
there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, and no legal requirement shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (the “Governmental Impediment Condition”);

4.
there shall not have been, since the date of the Merger Agreement, a Material Adverse Effect (as defined below) that is continuing; and

5.
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion (to the extent permitted under applicable legal requirement); provided, that neither Parent nor Purchaser may waive the Minimum Tender Condition, the Termination Condition, the Regulatory Approvals Condition or the Governmental Impediment Condition without the consent of the Company. A more detailed discussion of each of the conditions to consummation of the Offer (collectively, the “Offer Conditions”) is contained in Section 13 — “Conditions of the Offer”.
The Offer will expire at one minute after 11:59 p.m., Eastern Time, on April 2, 2026, unless Purchaser extends the Offer, in which event you will have until the expiration of the Offer as so extended. See Section 1 — “Terms of the Offer”, Section 13 — “Conditions of the Offer” and Section 15 — “Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the Offer, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, approve the CVR Agreement, and the Transactions, (iii) approved and declared it advisable for the Company to execute, deliver, and perform under, the Merger Agreement and consummate the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement.
For reasons considered by the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver (if permitted by applicable legal requirement) of certain conditions, the Merger will be effected. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, the Company and Purchaser and specified in the certificate of merger) (the “Effective Time”).
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned immediately prior to the Effective Time by the Company (including those held in the Company’s treasury), (ii) Shares owned both as of the commencement of the Offer and immediately prior to the effective time of the Merger by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase pursuant to the Offer (each of (i), (ii) and (iii) will be cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor) and (iv) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares in clauses (i) – (iv), collectively, the “Excluded Shares”)) will be converted into the right to receive, on a per Share basis, (x) the Closing Amount in cash, in each case, without any interest thereon, subject to any withholding tax, plus (y) one CVR per Share (clauses (x) and (y), collectively, the “Merger Consideration”), upon the receipt by the Depositary of a Letter of Transmittal (in respect of Shares tendered by any means other than book-entry transfer through The Depository Trust Company (“DTC”)) or, in the case of a book-entry transfer through DTC, an Agent’s Message (as defined below) relating to such Shares.
The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of the options to purchase Shares (each, a “Company Option”) and awards of restricted stock units in respect of Shares (each, a “Company RSU”) in the Merger. Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of the Company’s stockholders. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares under Section 251(h) of the DGCL to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
1. Terms of the Offer.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The offer will expire at one minute after 11:59 p.m., Eastern Time, on April 2, 2026 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended, or the Offer is earlier terminated.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination” occur.
Purchaser expressly reserves the right to (i) waive (to the extent permitted under the Merger Agreement and applicable legal requirements) any Offer Condition, (ii) increase the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s prior written approval is required for Parent or Purchaser to:
(1)
decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement;

(2)
change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

(3)
decrease the maximum number of Shares sought to be purchased in the Offer;

(4)
impose conditions or requirements to the Offer in addition to the conditions set forth in Section 13 — “Conditions of the Offer”;

(5)
amend, modify or waive the Minimum Tender Condition, the Termination Condition, the Regulatory Approvals Condition or the Governmental Impediment Condition;

(6)
otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects in any material respect, or would reasonably be expected to adversely affect in any material respect, the holders of Shares in their capacity as such;

(7)
terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

(8)
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three business days) pay for all such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”
If, on or before the Expiration Date, we increase the consideration being paid for Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.
The Merger Agreement provides that (i) if, as of the then-scheduled Expiration Date, any of the Offer Conditions is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser will extend the Offer for additional periods of up to ten business days per extension (or such other duration as may be agreed in writing by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that if at any then-scheduled Expiration Date all of the Offer Conditions other than the Minimum Tender Condition and any other conditions that by their nature are to be satisfied at the Offer Acceptance Time have been satisfied or waived and the Minimum Tender Condition has not been satisfied Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, extend the Offer pursuant to this clause (i) on more than two occasions in consecutive periods of 10 business days each; and (ii) Purchaser will extend the Offer for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof, The Nasdaq Stock Market LLC (“Nasdaq”) or the staff thereof applicable to the Offer; provided, however, that in no event will Purchaser (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with the terms of the Merger Agreement and (y) one minute after 11:59 p.m., Eastern Time, on November 22, 2026 (as may be extended to February 22, 2027 in the event that certain conditions to the Offer have not been satisfied as of November 22, 2026, subject to the terms of the Merger Agreement) (such earlier occurrence, the “Extension Deadline”) or (B) extend the Offer beyond the Extension Deadline without the prior written consent of the Company. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraph above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”
Without the Company’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Business Wire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL.
The Company has agreed to provide us, and, if requested by us, the Depositary, promptly after the date of the Merger Agreement, with its list of stockholders and security position listings as of a date no more than ten business days prior to the date of this Offer to Purchase for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2. Acceptance for Payment and Payment for Shares.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 — “Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all

Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time (and in any event within three business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares irrevocably accepted by Purchaser for purchase pursuant to the Offer will be made by deposit of the aggregate Closing Amount in cash with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
At or prior to the Offer Acceptance Time, Parent will execute the CVR Agreement. Neither Purchaser nor Parent will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “Summary of the Merger Agreement and Certain Other Agreements — CVR Agreement.”
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, such Shares will be credited to an account maintained with DTC promptly following expiration or termination of the Offer.
We reserve the right to designate another wholly owned direct or indirect Delaware corporate subsidiary to act as Purchaser, in which event all references to Purchaser shall be deemed references to such other subsidiary, but any such assignment will not impede or delay the consummation of the Transactions or relieve us of our obligations under the Merger Agreement.
3. Procedures for Tendering Shares.
Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, if your Shares are held in book-entry form on the books of the Company or the Depositary, with any required signature guarantees, or (ii) an Agent’s Message (as defined below), if your Shares are held directly or indirectly through DTC, including by any financial institution that is a participant in DTC’s systems, in each case of clauses (i) and (ii), together with any other documents required by the Letter of Transmittal (if applicable) and any other customary documents required by the Depositary, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and such Shares must be properly delivered pursuant to the procedures described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder’s Shares are held directly or indirectly through DTC), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC, acting as nominee to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in

DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, an Agent’s Message (in lieu of a Letter of Transmittal), and any other required documents, must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
No Guaranteed Delivery.   We are not providing for guaranteed delivery procedures. Therefore, Company stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Company stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) a timely Book-Entry Confirmation with respect to such Shares (if applicable), (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (in respect of Shares tendered by any means other than book-entry transfer through DTC) or, in the case of a book-entry transfer through DTC, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when Book-Entry Confirmations with respect to Shares or Letters of Transmittal, as applicable, are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee through the Depositary.
Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Backup Withholding.   In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a “United States person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) and whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs in the Merger must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate currently equal to 24%. All stockholders that are United States persons whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger should complete and sign an IRS Form W-9 to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).
Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. Exempt stockholders that are United States persons should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. Stockholders that are not United States persons should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.
4. Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time, on April 2, 2026), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after May 5, 2026, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of tendered Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.
5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.
The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
This summary addresses only stockholders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, stockholders who own (or are deemed to own) stock of Parent, stockholders that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership or a flow-through entity for U.S. federal income tax purposes).
If a partnership (or other entity treated as a partnership or a flow-through entity for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner or owner will generally depend upon the status of the partner or owner and the activities of the partnership or flow-through entity. If a partnership (including any entity or arrangement treated as a partnership or a flow-through entity for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger.
Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
Consequences of the Offer to U.S. Holders.
The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes and the timing and potentially the character of a portion of such gain or loss depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to uncertainty. The receipt of the CVRs pursuant to the Offer or Merger should be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger, and the U.S. federal income tax treatment of the CVRs is subject to uncertainty.
Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These U.S. Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding this issue. In addition, it is unclear how a U.S. Holder would recover its adjusted tax basis in a CVR until the resolution of all contingencies under the CVR. Parent intends to treat a stockholder’s receipt of a CVR pursuant to the Offer or the Merger as the receipt of additional consideration paid in the Offer or the Merger as part of a “closed transaction.” Parent’s determination is not binding on the IRS as to the U.S. Holder’s tax treatment.
Treatment as Closed Transaction.   As part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of the CVR received, and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of the Shares would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as of the closing of the Offer or the Effective Time, as the case may be, as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.
As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. Parent intends to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of all of the CVRs by the U.S. Holder. Assuming that this method of reporting is correct, it may be appropriate for a U.S. Holder to recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR, which gain or loss could be long-term capital gain or loss depending on whether the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding the tax treatment of the CVRs.
Treatment as Open Transaction.   If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs generally would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take any payment under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payment may be treated as imputed interest (under Section 483 of the Code), as described below, and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest as described below, will generally first be applied against a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder will then generally recognize capital gain to the extent of any cash received pursuant to the Offer or the Merger and the portion of payments received in respect of the CVRs not treated as imputed interest in excess of such U.S. Holder’s adjusted tax basis. A U.S. Holder may be able to recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to the closing of the Offer or the Effective Time, as the case may be. The deductibility of capital losses is subject to certain limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger. As discussed above, Parent will not report the CVRs as an open transaction for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors regarding how to accurately report the CVR.
Imputed Interest.   If a payment pursuant to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest, which would be ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVRs over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include any such imputed interest in its taxable income using such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Consequences of the Offer to Non-U.S. Holders.
Subject to the discussions under “Information Reporting and Backup Withholding” and “FATCA” below, payments made to a Non-U.S. Holder with respect to Shares tendered in the Offer generally will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•
the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met; or

•
the Shares constitute “United States real property interests” by reason of the Company’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for the Shares.

Gain described in the first bullet point above generally will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided, that such Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to the third bullet above, the Company believes that it is not currently a USRPHC. Because the determination of whether the Company is a USRPHC depends, however, on the fair market value of its United States real property interests relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance that the Company is not currently a USRPHC or will not become one in the future.
Generally, if a payment is made to a Non-U.S. Holder pursuant to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on such payment, including any portion of any such payment treated as imputed interest (as discussed above under “Consequences of the Offer to U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agent.
Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the Shares, including regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger (including any payment made pursuant to a CVR), unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, any payment with respect to a CVR may be subject to information reporting and backup withholding. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption, and (ii) with respect to payments on the CVRs, provides the Rights Agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding.
The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Information reporting may apply to payments to a Non-U.S. Holder with respect to a CVR, including any portion of such payments treated as imputed interest.
Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
FATCA
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of any payment on the CVRs reported as imputed interest under Section 483 of the Code, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a Non-U.S. Holder that timely provides certifications that establish an exemption from FATCA withholding on an applicable IRS Form W-8. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the application of FATCA with respect to the CVRs in light of such Non-U.S. Holder’s particular circumstances.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER OF COMPANY SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S.

INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6. Price Range of Shares; Dividends.
According to the Company’s Annual Report on Form 10-K for the fiscal quarter ended December 31, 2025, the Shares are traded on The Nasdaq Global Select Market under the symbol “ACLX.” The Company has advised Parent that, as of the close of business on March 3, 2026, 58,672,448 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on The Nasdaq Global Select Market with respect to the fiscal years ended December 31, 2024 and December 31, 2025 and, with respect to the fiscal year ending December 31, 2026, through March 5, 2026, using Share data reported in published financial sources.
Fiscal Year Ended December 31, 2024	High	Low
First Quarter	$75.10	$51.37
Second Quarter	69.19	47.88
Third Quarter	88.66	49.00
Fourth Quarter	107.37	73.33
Fiscal Year Ended December 31, 2025	High	Low
First Quarter	$81.00	$57.17
Second Quarter	69.84	47.86
Third Quarter	80.48	63.13
Fourth Quarter	94.07	63.39
Current Fiscal Year	High	Low
First Quarter (through March 5, 2026)	$114.65	$60.35
On February 20, 2026, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on The Nasdaq Global Select Market was $64.11. On March 5, 2026, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on The Nasdaq Global Select Market was $114.36 per Share. The Offer Price represents an approximately 68% premium over the 30-day volume-weighted average share price as of February 20, 2026.
The Company has never paid dividends on its common stock. In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, the Company had indicated that it does not anticipate paying any cash dividends on its common stock in the foreseeable future. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay any dividends on or make other distributions in respect of any of its equity interests. See Section 14 — “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.
Possible Effects of the Offer on the Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable after (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Nasdaq Listing.   The Shares are currently listed on The Nasdaq Global Select Market. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable after (but in any event on the same date as) the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on The Nasdaq Global Select Market because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend to cause the Company to delist the Shares from The Nasdaq Global Select Market.
Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause the Surviving Corporation to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8. Certain Information Concerning the Company.
The following description of the Company and its business was taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and is qualified in its entirety by reference to such Annual Report on Form 10-K.
The Company is a clinical-stage biotechnology company focused on delivering a new class of innovative immunotherapies for patients with cancer and other incurable diseases. The Company believes immunotherapies are one of the forward pillars of medicine, and its mission is to advance humanity by engineering immunotherapies that are safer, more effective and more broadly accessible. Although Chimeric Antigen Receptor T-cells (“CAR-Ts”) have shown benefits to date, they have primarily been constrained to existing biologic structures, which has limited their impact and opportunity. The Company’s novel synthetic binding scaffold, the D-Domain, is designed to overcome the limitations of traditional CAR-Ts. Existing CAR-T therapy solutions, most of which use a biologic-based, single chain variable fragment (scFv) binding domain, tend to be difficult to manufacture, beneficial to a limited segment of patients, often result in high toxicity, and have narrow applicability in treatable indications. The Company believes it can address these limitations by engineering a new class of D-Domain powered immunotherapies, including classical single infusion CAR-Ts called “ddCARs” and dosable and controllable universal CAR-Ts called “ARC-SparX”, to address hematologic cancers, solid tumors, and indications outside of oncology, such as autoimmune diseases. The Company’s lead program is a BCMA-targeting ddCAR product candidate called anitocabtagene autoleucel or “anito-cel” (formerly, CART-ddBCMA), which is currently being evaluated in the Company’s pivotal Phase 2 iMMagine-1, Phase 3 iMMagine-3, and Phase 2 GEM-AnitoFIRST trials in patients with multiple myeloma.
Available Information.   The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company also maintains a website at http://www.arcellx.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by the Company. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9. Certain Information Concerning Parent and Purchaser.
General.   Purchaser is a Delaware corporation with its principal offices located at c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The telephone number of Purchaser is (650) 574-3000. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares not already owned by Parent or any of its subsidiaries and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of Parent is (650) 574-3000. Parent is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. Parent is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19 and cancer.
The name, citizenship, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto.
During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
As of March 6, 2026, Parent owned 6,720,803 Shares.
Except as set forth above or otherwise described elsewhere in this Offer to Purchase, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and

Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.
Except as set forth above or otherwise described elsewhere in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth above or otherwise set forth elsewhere in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC’s website (http://www.sec.gov).
10. Background of the Offer; Contacts with the Company.
Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company.   The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of negotiations and material contacts between representatives of Parent or Purchaser and representatives of the Company that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these negotiations and contacts, please refer to the Company’s Schedule 14D-9 that will be filed with the SEC and mailed to the Company’s stockholders with this Offer to Purchase.
On December 8, 2022, Kite and the Company entered into the Collaboration Agreement. In connection with the Collaboration Agreement, on December 8, 2022, Parent and the Company entered into the Stock Purchase Agreement and the Standstill Agreement. On November 15, 2023, Kite and the Company entered into the Collaboration Agreement Amendment and, in connection with the Collaboration Agreement Amendment, Parent and the Company entered into the Second Stock Purchase Agreement and the Amended and Restated Standstill Agreement. For more information regarding the Collaboration Agreement, the Collaboration Agreement Amendment, the Stock Purchase Agreement, the Second Stock Purchase Agreement and the Amended and Restated Standstill Agreement, see Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
On February 13, 2026, Daniel O’Day, the Chairman and Chief Executive Officer of Parent, and Rami Elghandour, the Chairman and Chief Executive Officer of the Company, held a telephone conversation at Mr. O’Day’s request. Mr. O’Day informed Mr. Elghandour that Parent would be delivering a non-binding indication of interest to acquire the Company for $98.00 per Share in cash (implying an equity value of the Company of approximately $6.5 billion) (the “Initial Parent Proposal”). Mr. Elghandour informed

Mr. O’Day that the Company Board had a different view of the Company’s valuation but that he would discuss the proposal with the Company Board. Later that day, Parent delivered to the Company a non-binding indication of interest reflecting the Initial Parent Proposal, together with an initial draft of the Merger Agreement and a draft of a non-disclosure agreement. The written Initial Parent Proposal stated that (i) Parent intended to publicly disclose the Initial Parent Proposal no later than five business days after changing its investment intent regarding its ownership of Shares, as required by securities regulations, (ii) Parent was ready and willing to engage immediately so that Parent and the Company could potentially be in a position to enter into a definitive agreement and announce an acquisition of the Company prior to the Initial Parent Proposal being made public, and (iii) Parent’s interest in pursuing an acquisition of the Company would diminish if the transaction was not agreed and announced prior to the end of February 2026, due to Parent’s desire to complete an acquisition of the Company well before the potential launch of anito-cel later in 2026. Messrs. Elghanhour and O’Day’s February 13, 2026 conversation and the Initial Parent Proposal did not include any discussion of post-closing employment or compensation matters. The Merger Agreement draft (i) proposed, among other things, that the acquisition would be structured as an all-cash tender offer for all outstanding Shares followed by a short-form merger pursuant to Section 251(h) of the DGCL, and (ii) included a termination fee equal to 3.5% of the Company’s equity value that would become payable by the Company under certain circumstances, including if the Company were to determine that an alternative bidder had made a superior offer and then terminate the Merger Agreement to enter into an agreement for that superior offer.
On February 14, 2026, a representative of BofA Securities, Inc. (“BofA Securities”), financial advisor to Parent, met with a representative of Centerview Partners LLC (“Centerview”), financial advisor to the Company Board. The representative of BofA Securities noted that (i) as set forth in the Initial Parent Proposal, the window for Parent and the Company to enter into a transaction was likely to close at the end of February 2026, and (ii) the fact that Parent was already entitled to recognize global revenues from the commercial sale of anito-cel in multiple myeloma pursuant to the Collaboration Agreement impacted the value that Parent would pay to acquire the Company.
Later on February 14, 2026, Mr. Elghandour informed Mr. O’Day that the Company Board had determined that the Initial Parent Proposal was insufficient and the Company Board’s view of the Company’s valuation in the “double-digit” billions (which equated to approximately $150 per Share). Mr. O’Day responded that Parent would not accept that valuation of the Company, and if Parent and the Company could not agree on a valuation of the Company, Parent might abandon its efforts to acquire the Company in favor of continuing the Collaboration Agreement arrangement. Mr. Elghandour suggested there could be a path to bridge the parties’ different views on valuation by using a contingent value right.
On February 15, 2026, a representative of BofA Securities and a representative of Centerview held several conversations via telephone to discuss potential valuation terms and structuring in an effort to identify a financial proposal that might be acceptable to the Company Board.
On February 16, 2026, Mr. Elghandour reached out to and spoke with Mr. O’Day via telephone and informed Mr. O’Day that the Company Board would consider a proposal with at least $8.0 billion in upfront consideration (which would imply a per Share purchase price of approximately $118.00 per Share), coupled with an attractive contingent value right. Mr. O’Day stated that Parent would not agree to pay $118.00 per Share in upfront consideration but might be willing to increase the Initial Parent Proposal to $110.00 per Share in cash together with a contingent value right.
Later on February 16, 2026, a representative of BofA Securities and a representative of Centerview held several conversations via telephone to discuss potential valuation terms and structuring in an effort to identify a financial proposal that might be acceptable to the Company Board.
Still later on February 16, 2026, a representative of BofA Securities informed a representative of Centerview that Parent would increase the Initial Parent Proposal to $110.00 per Share in cash plus a contingent value right of up to $10.00 per Share, payable on achievement of certain milestones based on sales of anito-cel (the “Second Parent Proposal”). The representative of Centerview informed the representative of BofA Securities that $110.00 per Share in upfront consideration remained insufficient for the Company Board to transact.

On February 17, 2026, a representative of BofA Securities and a representative of Centerview held several conversations via telephone to discuss transaction terms that might be acceptable to the Company Board, and the representative of Centerview stated that a purchase price of $125.00 per share, comprised of $115.00 per Share in upfront consideration and $10.00 per Share payable pursuant to a contingent value right, could be presented to the Company Board for consideration.
Later on February 17, 2026, a representative of BofA Securities informed a representative of Centerview that Parent would increase the Second Parent Proposal to $115.00 per Share in upfront cash consideration, with a contingent value right of $5.00 per Share, payable on March 31, 2030, subject to achievement of cumulative net sales of anito-cel of at least $6.0 billion through December 31, 2029 (the “Final Parent Proposal”). The representative of BofA Securities stated that the Final Parent Proposal was Parent’s “best and final” proposal.
Still later on February 17, 2026, Mr. Elghandour called Mr. O’Day and informed him that the Company Board had decided to accept the Final Parent Proposal.
Also on February 17, 2026, representatives of Ropes & Gray LLP (“Ropes & Gray”) provided an initial draft of the form of Tender and Support Agreement to Wilson Sonsini Goodrich & Rosati P.C., the Company’s outside legal counsel (“Wilson Sonsini”).
On February 18, 2026, Parent and the Company entered into the Confidentiality Agreement, which included a customary “standstill” provision that terminated upon entry into the Merger Agreement. Shortly thereafter, Parent and its representatives were granted access to an online data room containing due diligence information regarding the Company and its business. Thereafter, and through signing of the Merger Agreement, Parent and its representatives held due diligence meetings with Company management and its representatives to discuss the Company and its business.
On February 18, 2026, representatives of Wilson Sonsini distributed a revised draft of the Merger Agreement to Ropes & Gray, which contemplated, among other terms, a termination fee equal to 1.0% of the Company’s equity value in the transaction, payable by the Company under certain circumstances, a more Company-favorable definition of “Material Adverse Effect”, a more Company-favorable “no-shop” provision and a “clear skies” antitrust covenant obligation on Parent. Thereafter, representatives of each of Parent and Ropes & Gray, on the one hand, and members of Company management and representatives of Wilson Sonsini, on the other hand, exchanged drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the Merger Agreement and the other transaction documents. The principal areas of negotiation in the Merger Agreement included (i) the definition of “Material Adverse Effect,” (ii) the obligations of Parent to use efforts to obtain antitrust and foreign direct investment approvals required to consummate the Merger, and conditions to Purchaser’s obligation to consummate the Offer, (iii) the non-solicitation provisions applicable to the Company during the period prior to the closing of the Merger, and terms related to the Company’s ability to terminate the Merger Agreement to accept a superior proposal, (iv) the size of the termination fee payable by the Company and the circumstances in which it is payable, (v) the nature and scope of the interim operating covenants applicable to the Company during the period prior to the closing of the Merger, and (vi) the omission of a “clear skies” antitrust restriction on Parent.
On February 20, 2026, representatives of Ropes & Gray distributed a draft of the CVR Agreement to representatives of Wilson Sonsini. Thereafter, the parties negotiated the terms of the CVR Agreement and of the CVR. The principal areas of negotiation included (i) whether Parent would be required to use any specific level of efforts to achieve the Milestone and (ii) whether the Rights Agent would be entitled to audit rights under the CVR Agreement.
On February 22, 2026, Parent, Purchaser and the Company signed the Merger Agreement, and Parent and Purchaser entered into the Tender and Support Agreements with entities affiliated with New Enterprise Associates, entities affiliated with SR One Capital Fund I Aggregator, L.P., each of the Company’s directors, each of the Company’s executive officers and certain other members of Company management.
On February 23, 2026, prior to the opening of trading on the Nasdaq Global Select Market, Parent and the Company publicly announced the execution of the Merger Agreement.

On March 6, 2026, Purchaser commenced the Offer and filed the Schedule TO-T.
11. Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.
Purpose of the Offer and Plans for the Company.
Purpose of the Offer.   The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of all of the equity interests in the Company. Pursuant to the Merger, Parent will acquire all of the Shares not already owned by Parent or any of its subsidiaries and not purchased pursuant to the Offer or otherwise. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote.   If the Offer is consummated, we will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for the Company.   At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement — Board of Directors and Officers” below.
Parent and Purchaser are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management with a view to optimizing development of the Company’s potential in conjunction with the Company’s or Parent’s existing businesses. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.

Summary of the Merger Agreement and Certain Other Agreements.
Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, were qualified by disclosures set forth in the confidential disclosure letter delivered by the Company to Parent concurrently with the execution of the Merger Agreement (the “Company Disclosure Letter”) but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration and except that the Company has the right, as sole and exclusive agent for and on behalf of its stockholders, to pursue damages, against Parent and/or Purchaser for the loss of the Merger Consideration in the event of any breach of the Merger Agreement by Parent or Purchaser (and investors and stockholders of the Company will not be entitled to pursue such damages on their own behalf). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer no later than March 6, 2026. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 — “Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within three business days), pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time, on April 2, 2026, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated.
Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted under the Merger Agreement and applicable legal requirements) and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that the Company’s prior written approval is required for Parent or Purchaser to:
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decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement;

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change the form of consideration payable in the Offer (provided, however, that nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer);

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decrease the maximum number of Shares sought to be purchased in the Offer;

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impose conditions or requirements to the Offer in addition to the Offer Conditions;

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amend, modify or waive the Minimum Tender Condition, the Termination Condition, the Regulatory Approvals Condition or the Governmental Impediment Condition;

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otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects in any material respect, or would reasonably be expected to adversely affect in any material respect, any holder of Shares in its capacity as such;

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terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided by the terms of the Merger Agreement; or

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provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:
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if, as of the then-scheduled Expiration Date, any of the Offer Conditions is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser will extend the Offer for additional periods of up to 10 business days per extension (or such other duration as may be agreed in writing by Parent and the Company), to permit such Offer Condition to be satisfied; provided, however, that if at any then-scheduled Expiration Date all of the Offer Conditions other than the Minimum Tender Condition and any other conditions that by their nature are to be satisfied at the Offer Acceptance Time have been satisfied or waived and the Minimum Tender Condition has not been satisfied Purchaser will not be required to, and Parent will not be required to cause Purchaser to, extend the Offer pursuant to this paragraph on more than two occasions in consecutive periods of 10 business days each; and

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In addition, Purchaser will extend the Offer for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof, Nasdaq or the staff thereof applicable to the Offer.

However, in no event will Purchaser (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with the terms of the Merger Agreement and (y) one minute after 11:59 p.m., Eastern Time, on November 22, 2026 (as may be extended to February 22, 2027 in the event that certain conditions to the Offer have not been satisfied as of November 22, 2026, subject to the terms of the Merger Agreement (such date, as so extended, the “End Date”)) (such earlier occurrence, the “Extension Deadline”) or (B) extend the Offer beyond the Extension Deadline without the prior written consent of the Company.
Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.
The Merger.   The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and the Company have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time except if the Offer Conditions that are described in Section 13 — “Conditions of the Offer” with respect to restrictions, injunctions and other legal requirements prohibiting or preventing the consummation of the Merger have not been satisfied or, to the extent permitted by applicable legal requirements, waived as of such date, in which case the Closing will take place on the first business day on which all such conditions are satisfied, or to the extent permitted by applicable legal requirements, waived, unless another date is agreed to in writing by the Company and Parent prior to the Offer Acceptance Time, without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
As of the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.
The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:
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there having not been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remaining in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or riling restraining, enjoining or otherwise preventing acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, and no legal requirement having been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration; and

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Purchaser (or Parent on Purchaser’s behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Board of Directors and Officers.   As of the Effective Time, the directors and officers of the Surviving Corporation will be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Prior to the Closing, each director of the Company and, if so requested by Parent, each officer of the Company, will execute and deliver a letter effectuating his or her resignation as a member of the Company Board and an officer of the Company (but, for the avoidance of doubt, not as an employee of the Company), respectively, to be effective as of the Effective Time.
Conversion of Capital Stock at the Effective Time.   At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive the Merger Consideration.
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Promptly after (and in any event no later than the first business day after) the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with the Depositary, cash sufficient to make the payment of the aggregate Closing Amount (payable in respect of the Merger Consideration). On or prior to the date of the Closing, Parent will deposit, or will cause to be deposited, with the paying agent, cash sufficient to pay the aggregate Closing Amount (payable in respect of the Merger Consideration) in the Merger.
Treatment of Equity Awards.   Pursuant to the Merger Agreement, at the Effective Time, and without any action on the part of Parent, Purchaser, the Company, or any other person, (i) each Company Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount, will be cancelled and converted into the right of the holder to receive (a) (subject to any applicable withholding taxes) a lump-sum cash payment equal to (x) the excess (if any) of (1) the Closing Amount over (2) the per Share exercise price subject to such Company Option, multiplied by (y) the total number of Shares subject to such Company Option immediately prior to the Effective Time and (b) one CVR for each Share subject to such Company Option immediately prior to the Effective Time and (ii) each Company RSU that is then outstanding and unexercised, whether or not vested, will be cancelled and converted into the right of the holder to receive (a) (subject to any applicable withholding taxes) a lump-sum cash payment equal to (x) the Closing Amount, multiplied by (y) the total number of Shares subject to such Company RSU immediately prior to the Effective Time (with the number of Shares underlying any Company RSUs that are subject to performance-based vesting conditions determined based on achievement of actual performance in connection with the Merger, as determined by the Company Board or a committee thereof) and (b) one CVR for each Share subject to such Company RSU immediately prior to the Effective Time. At the Effective Time, any Company Option that is then outstanding and unexercised, whether or not vested, that has a per Share exercise price that is equal to or greater than the Closing Amount will be cancelled with no consideration payable therefor.
Representations and Warranties.   This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or the Company, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by the Company Disclosure Letter. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:
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corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

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capitalization;

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authority relative to, and the binding nature of, the Merger Agreement;

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SEC filings and financial statements;

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disclosure controls and internal controls over financial reporting;

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accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

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absence of certain changes from January 1, 2025 through the date of the Merger Agreement;

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absence of a Material Adverse Effect (as defined below) from January 1, 2025 through the date of the Merger Agreement;

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title to assets;

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real property;

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intellectual property;

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data privacy;

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material contracts;

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absence of undisclosed liabilities;

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compliance with legal requirements;

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regulatory matters;

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compliance with anti-corruption and anti-bribery laws;

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permits and licenses;

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tax matters;

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employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

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environmental matters;

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insurance;

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absence of litigation;

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state takeover statutes;

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required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

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opinion of its financial advisor; and

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brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts, which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company and each of its subsidiaries (the “Acquired Companies”) to consummate the Offer or the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole. However, the definition of “Material Adverse Effect” provides that no change, circumstance, condition, development, effect, event, occurrence or state of facts to the extent resulting from or relating to any of the following will be deemed to constitute or will be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above:
i.
any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excluded);

ii.
any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Merger Agreement or the consummation of the Transactions, in each case of the foregoing including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or partners, or any litigation arising from the Merger Agreement or the consummation of the Transactions;

iii.
any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Companies operate, or in the economy generally or other general business, financial or market conditions (except to the extent that the Acquired Companies are disproportionately affected thereby relative to other participants in the industries in which the Acquired Companies operate);

iv.
any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates (except to the extent that the Acquired Companies are disproportionately affected thereby relative to other participants in the industries in which the Acquired Companies operate);

v.
any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber-terrorism), war (whether or not declared), national or international calamity, natural disaster, pandemic, epidemic or disease outbreak or any other similar event (except to the extent that the

Acquired Companies are disproportionately affected thereby relative to other participants in the industries in which the Acquired Companies operate);
vi.
the failure of the Company to meet internal or analysts’ expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excluded);

vii.
any adverse effect arising directly from or otherwise directly relating to any action taken or omitted to be taken by the Company at the written direction of Parent or where the Company has requested Parent’s consent in accordance with its interim operating covenants set forth in the Merger Agreement and Parent has unreasonably withheld, conditioned or delayed such consent;

viii.
any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in or action taken required to comply with any change in any legal requirement or United States generally accepted accounting principles (except to the extent that the Acquired Companies are disproportionately affected thereby relative to other participants in the industries in which the Acquired Companies operate);

ix.
any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Purchaser as the acquiror of the Company;

x.
any commercial, regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any product candidate, in each case, not involving any wrongdoing by the any Acquired Company or any of their respective affiliates or representatives, or with respect to any product of any competitor of the Company (including, in each case, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations) (except that the underlying causes of any such change may be considered to the extent not otherwise excluded); or

xi.
any action taken by Parent or its affiliates in its or their capacity as a collaboration partner of the Acquired Companies, or pursuant to any requirement of the Collaboration Agreement (as defined below).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:
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corporate matters, such as due organization, good standing, power and authority;

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the formation and activities of Purchaser;

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authority relative to, and the binding nature of, the Merger Agreement and the CVR Agreement;

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required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

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accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

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absence of litigation;

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sufficiency of funds to consummate the Offer and the Merger;

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Parent not being or for the past three years having been an “interested stockholder” of the Company under Section 203(c) of the DGCL;

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independent investigation regarding the Company and non-reliance on representations and warranties not set forth in the Merger Agreement; and

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broker’s fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Parent Material Adverse Effect, would or would reasonably be expected to materially impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions prior to the End Date on the terms set forth in the Merger Agreement.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Access to Information.   From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice to the Company, the Company will, and will cause its subsidiaries and their respective representatives to, provide Parent and Parent’s representatives with reasonable access during normal business hours of the Company to the Company and its subsidiaries and their respective representatives, designated personnel and assets, and to all existing books, records, documents and information relating to the Acquired Companies, and promptly provide Parent and Parent’s representatives with all reasonably requested information regarding the business of the Acquired Companies and such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request (other than any books, records, documents and information relating to the negotiation and execution of the Merger Agreement or any Acquisition Proposal) or relating to any deliberation of the Company Board or any duly authorized committee thereof regarding any Acquisition Proposal or Company Adverse Change Recommendation (as defined below), in each case for any reasonable purpose related to the consummation of the Transactions or for integration planning and subject to customary exceptions and limitations.
Notice of Certain Events.   Subject to applicable legal requirements, the Company and Parent have agreed to promptly notify the other of (i) any notice or other communication received by such party from any governmental body in connection with the Merger Agreement, the Offer, the Merger or the other Transactions, or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the other Transactions, (ii) any legal proceeding commenced or, to any party’s knowledge, threatened in writing against, such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or the other Transactions or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had, individually or in the aggregate, a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.
Conduct of Business Pending the Merger.   The Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement or required by applicable legal requirements or to the extent necessary to comply with any obligation under any contracts made available to Parent prior to the date of the Merger Agreement, with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), or as disclosed prior to execution of the Merger Agreement in the Company Disclosure Letter, it will, and it will cause each of its subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its material assets, properties, contracts, licenses and business organization, keep available the services of its current officers, employees and consultants (other than terminations for cause) and preserve satisfactory business relationships with licensors, (sub)licensees, lessors, governmental bodies and others having material business dealings with the Acquired Companies. In addition, the Company will not, and will cause its subsidiaries not to, among other things and subject to specified exceptions:
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establish a record date for, declare, accrue, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests;

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repurchase, redeem or otherwise reacquire any of its equity interests, or any rights, warrants or options to acquire any of its equity interests or any restricted stock units, subject to certain exceptions set forth in the Merger Agreement;

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split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber, dispose of or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit, stock appreciation rights, incentive award measured based on the Shares or similar equity or equity-based awards with respect to any Acquired Company or right to acquire any capital stock, voting securities, equity interest or other security, including any Company Options and Company RSUs, or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that the Company may issue Shares as required to be issued upon (x) the exercise of Company Options outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement or issued in compliance with the terms of the Merger Agreement in accordance with their terms or (y) the vesting or settlement of Company RSUs outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement or issued in compliance with the terms of the Merger Agreement in accordance with their terms);

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other than the treatment of equity awards provided for in the Merger Agreement, as required by applicable legal requirements or as required pursuant to an employee plan as in effect on the date of the Merger Agreement, (A) establish, adopt, enter into, terminate, or amend any employee plan (or any plan, program, scheme, arrangement, practice, policy or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement) or any collective bargaining agreement or other labor agreement, or (B) amend or waive any of its material rights under, or accelerate the payment or vesting, exercisability or funding of compensation or benefits under, any provision of any employee plan (or any plan, program, scheme, arrangement, practice policy or agreement that would be an employee plan if it were in existence on the date of the Merger Agreement); or (C) grant or promise or commit to grant to any current or former employee or other service provider any increase in compensation or benefits, change of control payments or benefits, deferred compensation, equity or equity-based awards, bonuses or severance, retention or other payments or benefits;

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other than due to offers of employment or engagement made by any Acquired Company prior to the date of the Merger Agreement and set forth in the Company Disclosure Letter, hire, engage, or terminate (other than a termination for cause) any employee or retain any consultant or non-employee service provider or promote any employee (other than non-executive employees whose total annual base compensation opportunity does not exceed $250,000);

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(A) commence, alone or with any third party, any clinical trial in respect of any product candidate, or (B) unless mandated by certain specified governmental bodies, discontinue, terminate or suspend any ongoing clinical or preclinical study with respect to any product candidate that is being performed by or on behalf of, or is otherwise controlled by, any Acquired Company;

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terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material governmental authorization owned or controlled by any Acquired Company;

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qualify any new site for manufacturing of any product candidate;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational or governing documents;

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form any subsidiary, acquire any equity or voting interest in any other entity or enter into any joint venture or clinical or commercial collaboration agreement or any other material collaboration, license, development, partnership, limited liability company, strategic alliance, material research, commercialization or similar material arrangement or trigger or exercise any right of first negotiation or right of first refusal under any collaboration, license or development agreement or similar arrangement, excluding the Company’s exercise of any rights in the ordinary course of business under the Collaboration Agreement;

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make or authorize any capital expenditure (except that the Acquired Companies may make any capital expenditures in the ordinary course of business consistent with past practice that do not exceed $200,000 individually or $500,000 in the aggregate);

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer or assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material encumbrance (other than permitted encumbrances) any material right or other material asset or property, except (A) non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of business consistent with past practice, (B) entering into clinical trial agreements with respect to clinical trials that were ongoing as of the date of the Merger Agreement in the ordinary course of business consistent with past practice and material transfer agreements in the ordinary course of business consistent with past practice, in each case (A) and (B), pursuant to which an Acquired Company solely and exclusively owns any and all intellectual property rights conceived, developed or reduced to practice thereunder, in amounts not exceeding $300,000 individually or $750,000 in the aggregate, (C) pursuant to dispositions of obsolete, surplus or worn out assets or properties that are no longer useful in the conduct of the business of the Acquired Companies in amounts not exceeding $300,000 in the aggregate or (D) expirations of real property leases in accordance with the terms thereof;

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except pursuant to an Acceptable Confidentiality Agreement (as defined below), disclose any trade secrets or other confidential information relating to any of the product candidates and that could materially adversely effect the commercialization of any product candidate, and with respect to any such trade secrets, except with protections sufficient to protect and maintain such trade secret as a trade secret under applicable legal requirements;

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(A) lend money or make capital contributions or advances to, or make investments in, any person or (B) incur, assume or guarantee or otherwise become contractually liable for any indebtedness in excess of $500,000 (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto) or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice;

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(A) other than in the ordinary course of business consistent with past practice, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, replace or release, settle or compromise any material claim, liability or obligation under any material contract, or (B) enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

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except, in each case, as required by applicable legal requirements, (A) adopt or make any material change to any accounting method or material accounting period used for tax purposes; (B) make, change or revoke any material tax election; (C) file a material amended tax return; (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. tax law) with any governmental body regarding any material tax liability or assessment; (E) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (F) settle or compromise any audit, examination or legal proceeding relating to material taxes or surrender a right to a material tax refund; (G) waive or extend the statute of limitations with respect to any material tax or material tax return (other than pursuant to customary extensions of the due date for filing a tax return); or (H) enter into any tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business consistent with past practice);

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commence any legal proceeding or settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of the Acquired Companies), and (B) results in no material non-monetary obligation of the Acquired Companies subject to certain specified exceptions set forth in the Merger Agreement;

•
commence any material legal proceeding, other than in the ordinary course of business consistent with past practice;

•
enter into, negotiate, amend or extend any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements);

•
take any action that would constitute a “mass layoff” or “plant closing” (as defined by the Work Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar foreign, state or local law) or require notice to employees, or trigger any other obligations or liabilities thereunder or under any similar state, local or foreign legal requirements;

•
adopt or implement any stockholder rights plan (or similar plans or arrangements);

•
(A) commence any clinical trial or initiate commercialization or reimbursement activities (including promotional and marketing activities) relating to any product candidate of which Parent has not been informed prior to the date of the Merger Agreement, (B) unless mandated by any governmental body, discontinue, terminate, suspend or materially modify any ongoing clinical trial, IND-enabling preclinical studies or other material preclinical development activities, manufacturing or commercialization or reimbursement activities (including promotional and marketing activities) relating to any product candidate, in each case, without first consulting with Parent in good faith, or (C) accelerate or delay public disclosure of the results of any ongoing clinical trial from any release dates publicly announced prior to the date hereof without first consulting with Parent in good faith;

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company; or

•
authorize any of, or agree or commit to take any of, the foregoing actions.

Filings, Consents and Approvals.   Each of the Company, Parent and Purchaser has agreed to use their reasonable best efforts to take as promptly as reasonably practicable any and all steps necessary to avoid or eliminate each and every impediment under antitrust laws or foreign investment laws that may be asserted by any governmental body, in each case with competent jurisdiction, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information reasonably required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act. Subject to the terms of the Merger Agreement, the parties will use their respective reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under the antitrust laws and foreign investment laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law or foreign investment law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.
Notwithstanding anything to the contrary in the Merger Agreement, Parent and its affiliates will not be required to, and without the prior written consent of Parent the Company will not, before or after the Offer Acceptance Time or the Effective Time, (i) undertake or enter into agreements or agree to the entry of an order or decree with any governmental body in connection with obtaining the consents, approvals or authorizations of such governmental bodies in connection with the Merger Agreement and the Transactions, (ii) sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or commit or agree to sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or commit or agree to any other structural, behavioral or conduct remedy with respect to, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses of Parent, the Company or the Surviving Corporation (or any of their respective subsidiaries or other affiliates) or agree to any restriction on the conduct of such businesses, (iii) commit or agree to terminate, amend or replace any existing relationships or contractual rights and obligations of Parent, the Company or the Surviving Corporation (or any of their respective subsidiaries or other affiliates), or (iv) effectuate any other change or restructuring of Parent, the Company or the Surviving Corporation (or any of their respective subsidiaries or other affiliates). Nothing in the Merger Agreement will require Parent or the Acquired Companies to take or agree to take any action unless the effectiveness of such action is conditioned upon the Closing. Notwithstanding the foregoing and any other provision of the Merger Agreement to the contrary, in no event will Parent, Purchaser, the Company or any of their respective subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.
Subject to the terms and conditions of the Merger Agreement, each of the Company, Parent and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable (but, unless the Company, Parent and Purchaser agree otherwise, no later than twenty business days after the date of the Merger Agreement), make an appropriate filing of all Notification and Report forms as required by the HSR Act, with respect to the Transactions, (ii) as promptly as reasonably practicable (but, unless the parties agree otherwise, no later than twenty business days after the date of the Merger Agreement), initiate the filings listed in the Company Disclosure Letter and as promptly as reasonably practicable initiate any other filings and notifications (including, where appropriate, by way of pre-notification) required under antitrust laws or foreign investment laws applicable to the Transactions, and (iii) cooperate fully with each other in determining whether (and as promptly as reasonably practicable preparing and making if so required) any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions, including any required under antitrust laws or foreign investment laws. Parent will pay all filing fees required to be paid to a governmental body in connection with the filings and notifications required under antitrust laws or foreign investment laws applicable to the Transactions.
In addition, without limiting the generality of the foregoing, each of the Company, Parent and Purchaser will, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, (i) promptly cooperate in all respects and consult with each other in connection with any necessary, proper or advisable filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under the antitrust laws or foreign investment laws, (iii) keep the other parties reasonably informed as to the status of any such application, notice, filing, submission, request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to review in advance and participate in, any substantive communication to or from the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such application, notice, filing, submission, request, inquiry, investigation, action or legal proceeding (except that documents, including “Transaction-Related Documents” as that term is used under the HSR Act, that contain valuation information can be redacted), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties, allow the other parties to have a reasonable opportunity to review in advance, and consider in good faith the views of the other parties in connection with any notice, filing, submission, written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit authorized representatives of the other parties to be present at each meeting or conference, including by telephone or videoconference, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Each party will supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any governmental body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions. Neither party will commit to or agree with any governmental body to stay, toll or extend any applicable statutory deadline or waiting period under the HSR Act or any other applicable antitrust laws or foreign investment laws, or delay the consummation of the Transactions, withdraw or refile, or cause to be withdrawn or refiled, any notification filed under the HSR Act or any other applicable antitrust laws or foreign investment laws, or provide the applicable governmental body with additional time to review any of the Transactions, in each case, without the prior written consent of the other party; provided, that, notwithstanding the foregoing, Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion so long as Parent refiles its HSR Act notification within two business days after withdrawal unless otherwise agreed by the Company.
During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, the Company will, to the extent permissible under applicable legal requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect the Company, any of its plans with respect to the product candidates or its ability to interact with any governmental body consistent with companies at similar stages of development in the pharmaceutical industry (in each case as determined in good faith by the Company), (i) offer Parent the opportunity to consult with the Acquired Companies prior to any proposed material meeting or other material communication with the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or any other specified governmental body relating to any product candidate or material governmental authorization (it being understood that in no event will the Company be required to delay any such filings, correspondence or communication), (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, in advance, any material filing proposed to be made by or on behalf of any Acquired Company, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or other specified governmental body by or on behalf of any Acquired Company, in each case relating to any product candidate or material governmental authorization (it being understood that in no event will the Acquired Companies be required to delay any such filings, correspondence or communication), (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or other specified governmental body or relating to any product candidate or governmental authorization, and (iv) promptly inform Parent and provide Parent with a reasonable opportunity (but no less than two business days, to the extent practicable) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any product candidate. The Company will promptly notify Parent of any significant data relating to any product candidate, including information related to any significant adverse events with respect to any product candidate, in each case which it discovers after the date of the Merger Agreement.
Subject to the requirements set forth above, Parent will (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental body in connection with the Transactions, and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental body in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental body relating to the Transactions and of all other regulatory matters incidental thereto.
Notwithstanding any other requirement in the Merger Agreement, where a party (a “Disclosing Party”) is required under the applicable terms of the Merger Agreement to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party; provided, that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.
Employee Matters.   Subject to certain exceptions set forth in the Company Disclosure Letter, for a period commencing at the Effective Time and ending on the last day of the calendar year in which the

Closing occurs (or, if earlier, until the date of the termination of employment of any Continuing Employee (as defined below) (such period, the “Continuation Period”)), Parent will provide, or cause to be provided, to each individual who is employed by any Acquired Company as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”), (i) a target cash opportunity that is no less favorable in the aggregate than that in effect for each such Continuing Employee immediately prior to the date of the Merger Agreement (provided, that the annual base salary or base wages for any Continuing Employee will not be reduced during the Continuation Period), and (ii) broad-based employee benefits (other than severance, incentive compensation, equity compensation, transaction, retention or non-recurring payments or benefits, deferred compensation arrangements, retiree health and welfare benefits and defined benefit pension plans (the “Excluded Benefits”)) that are substantially comparable in the aggregate either to those provided (excluding the Excluded Benefits) to such Continuing Employees by the Acquired Companies immediately prior to the Effective Time or to those provided (excluding the Excluded Benefits) to similarly situated employees of Parent, as determined by Parent in its sole discretion.
With respect to a benefit plan of Parent or an affiliate or the Surviving Corporation in which a Continuing Employee will be eligible to participate following the Effective Time, Parent will use commercially reasonable efforts to provide that such benefit plan will credit Continuing Employees for service prior to the Effective Time with the Acquired Companies and their affiliates or their respective predecessors for purposes of severance eligibility, if applicable, service anniversaries and vacation accruals (but not for purposes of equity award vesting, retirement benefits, non-recurring payments or benefits, any other Excluded Benefits or as would otherwise result in any duplication of benefits), in each case, to the same extent as such service would have been recognized under comparable plans of the Company or its subsidiaries; provided, however, that, if any Continuing Employee experiences a break in service from the Company on or following the Effective Time, and such Continuing Employee commences employment with Parent or one of its subsidiaries following such break in service, then this paragraph will not apply.
To the extent permitted under applicable legal requirements, with respect to any employee benefit plans maintained for the benefit of the Continuing Employees following the Effective Time, Parent will, and will cause the Surviving Corporation, any of its affiliates and any successor thereto, to use commercially reasonable efforts to (i) cause to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of the Company or its subsidiaries, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by the Company or its subsidiaries; provided, however, that, if any Continuing Employee experiences a break in service from the Company on or following the Effective Time, and such Continuing Employee commences employment with Parent or one of its subsidiaries following such break in service, then this paragraph will not apply.
As soon as reasonably practicable (and in any event not later than fifteen days) following the date of the Merger Agreement, the Company has agreed to provide to Parent a detailed set of calculations (together with all relevant backup data) reflecting the estimated potential impact of Section 280G of the Code with respect to each person who could be entitled to any payment or benefit in connection with the Transactions (either alone or in combination with other events or circumstances) which could potentially constitute a “parachute payment” under Section 280G of the Code.
To the extent requested in writing by Parent at least ten days prior to the Effective Time, the Company will take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan at least one day prior to the Effective Time but contingent on the occurrence of the Closing. The Company will provide to Parent for its reasonable review and comment no later than ten days prior to the date of the Closing drafts of any documentation effectuating such termination. Prior to the Closing, the Company will deliver to Parent satisfactory evidence of the Company’s actions with respect to the foregoing.
The Company, Parent and Purchaser will cooperate in good faith with respect to any broad-based communications to any current or former employee, officer, director, independent contractor or other service provider or any other individual associated therewith regarding the transactions contemplated by the Merger Agreement. The Company will provide Parent with a reasonable opportunity to review and comment on any such broad-based communications intended for any current or former employee, officer, director, independent contractor or other service provider or any other individual associated therewith that it sends to any current or former employee, officer, director, independent contractor or other service provider or any other individual associated prior to the date of the Closing and the Company will consider any comments of Parent in good faith and will incorporate such comments into such communications.
Directors’ and Officers’ Indemnification and Insurance.   For a period of six years from the Effective Time, Parent has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Acquired Companies under the certificate of incorporation and bylaws (or other organizational or governing documents) of each of the Acquired Companies, and the indemnification agreements set forth in the Company Disclosure Letter, in each case as in effect on the date of the Merger Agreement will continue in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and Parent will cause the Surviving Corporation to perform its obligations thereunder.
Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, pursuant to and to the extent provided in the certificate of incorporation and bylaws (or other organizational documents) of each of the Acquired Companies, and the indemnification agreements set forth in the Company Disclosure Letter, in each case as in effect on the date of the Merger Agreement, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Company or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Company as a director or officer of another person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Company or is or was serving at the request of any Acquired Company as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that, in the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational or governing documents, in each case, as in effect on the date of the Merger Agreement; provided, however, that any Indemnified Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s or any of its subsidiaries’ certificate of incorporation or bylaws (or comparable organizational or governing documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification, and (y) Parent, the Surviving Corporation and its subsidiaries, as applicable, will reasonably cooperate in the defense of any such matter.
For a period of six years from and after the Effective Time, Parent and the Surviving Corporation will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Acquired Companies or provide substitute policies for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance currently maintained by or for the benefit of the Acquired Companies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event will Parent or the Surviving Corporation be required to pay with respect to such insurance policies an annual premium greater than 300% of the annual premium most recently paid by the Company prior to the date of the Merger Agreement (the “Maximum

Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this paragraph it is required to obtain as much comparable insurance as possible for the years within such six year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the date of the Closing, the Company will use reasonable best efforts to purchase a “tail” directors’ and officers’ liability insurance policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Acquired Companies, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event will the cost of any such tail policy exceed the Maximum Amount. Parent and the Surviving Corporation will maintain such policies in full force and effect, and continue to honor the obligations thereunder.
In the event that any Acquired Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, such Acquired Company, as applicable, will cause proper provision to be made so that the successors and assigns of such Acquired Company assume the obligations set forth in the Merger Agreement.
The foregoing provisions of the Merger Agreement summarized under this “— Directors’ and Officers’ Indemnification and Insurance” heading (i) will survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise. Unless required by an applicable legal requirement, this and the foregoing provisions of the Merger Agreement relating to the indemnification of officers and directors may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
Stockholder Litigation.   In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of Acquired Company securities (whether directly or on behalf of the Acquired Companies or otherwise) against any Acquired Company and/or its directors or officers, the Company will promptly notify Parent (which notification may be solely by email, notwithstanding the notice procedures in the Merger Agreement) and will keep Parent reasonably and promptly informed with respect to such litigation. The Company will give Parent the (a) opportunity to participate in the defense of any such litigation, (b) right to review and comment on all material filings or responses to be made by any Acquired Company in connection with such litigation (and will give due consideration to Parent’s comments and other advice with respect to such litigation) and (c) right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that in no event will Parent be required to consent to any such settlement that would result in the imposition of any material restriction on, or material diminution in the value of, the business or operations of the Company or that does not provide for the unconditional release of Parent, its affiliates and representatives and all persons entitled to indemnification by Parent or the Company, in each case from any liability in connection with such litigation; provided, further, that the Company will otherwise control the defense and/or settlement and the disclosure of information therewith will be subject to the access and notice provisions described above, including regarding attorney-client privilege or other applicable legal privilege.
Reasonable Best Efforts.   Subject to the terms, limitations and conditions of the Merger Agreement, Parent and the Company will use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms, limitations and conditions of the Merger Agreement, each party has agreed to use commercially reasonable efforts to (i) make all filings (if any) and give all notices

(if any) required to be made and given by such party pursuant to any material contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each consent (if any) required to be obtained pursuant to any material contract by such party in connection with the Transactions to the extent requested in writing by Parent; provided, however, that each of the parties acknowledges and agrees that obtaining any such consent or approval will not, in and of itself, be a condition to the Offer or the Merger and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party. Notwithstanding anything in the Merger Agreement to the contrary, neither Parent, the Company nor any of their respective subsidiaries will be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.
Takeover Laws.   If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, each of Parent, Purchaser and the Company and the members of their respective boards of directors (including the Company Board) will use their respective reasonable best efforts, subject in the case of Parent and Purchaser to the limitations set forth in the Merger Agreement, to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 16 Matters.   The Company, and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options and Company RSUs in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Rule 14d-10 Matters.   Prior to the Offer Acceptance Time and to the extent permitted by applicable legal requirements, the compensation committee of the Company Board, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, any Acquired Company or their respective affiliates and any of the officers, directors or employees of the Acquired Companies that are effective as of the date of the Merger Agreement or are entered into after the date of the Merger Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. Promptly upon Parent or any of its affiliates entering into any such arrangement with any of the officers, directors or employees of the Acquired Companies, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this paragraph.
Stock Exchange Delisting and Deregistration.   Prior to the date of the Closing, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. Parent will use reasonable best efforts to cause (a) Nasdaq to file with the SEC a Form 25 on the date of the Closing and (b) the Surviving Corporation to file with the SEC a Form 15 on the first business day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this paragraph will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable laws.
CVR Agreement.   At or prior to the Offer Acceptance Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such rights agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR) and agreed to by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). Parent and the Company will cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
Sales Agreement.   Within five business days of the date of the Merger Agreement, the Company will cause the At-The-Market Equity Offering Sales Agreement, dated as of May 8, 2023 (the “Sales Agreement”), by and between the Company and Stifel, Nicolaus & Company, Incorporated to be terminated. On February 24, 2026, the Company terminated the Sales Agreement.
CEO Non-Compete Agreement.   Prior to the date of the Closing, the Company will use commercially reasonable efforts to cause the Company’s Chief Executive Officer to enter into a non-competition agreement with Parent to be effective as of the date of the Closing; provided, that any failure to enter into such agreement will not provide the Company with a right to terminate the Merger Agreement, and the Company’s Chief Executive Officer is not a third-party beneficiary of this provision of the Merger Agreement.
No Solicitation.   Except as described below, until the earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms, the Company will not, and will cause its subsidiaries and its and their officers and directors not to, and will use reasonable best efforts to cause their other representatives not to, directly or indirectly:
i.
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

ii.
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify the terms and conditions of such proposal or offer);

iii.
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion);

iv.
approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

v.
take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents;

vi.
subject to the fiduciary duties of the Company Board, waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

vii.
resolve or agree to do any of the foregoing.

The Company agreed to, on the date of the Merger Agreement, discontinue electronic or physical data room access granted and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information or documents previously furnished to any person (other than Parent, its affiliates and their respective representatives) that has made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such person.
If at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time the Company or any of its representatives receives a bona fide unsolicited written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and did not, directly or indirectly, result from any material breach of the non-solicitation provisions of the Merger Agreement and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer (as defined below) and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties under applicable legal requirements, then, notwithstanding anything in the Merger Agreement to the contrary, the Company and its representatives may take the following actions:
(x)
furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to the Acquired Companies to the person or group of persons who has made such Acquisition Proposal (provided, however, that the Company will as promptly as practicable (and in any event within 36 hours) provide to Parent any non-public information concerning the Acquired Companies that is provided to any person to the extent access to such information was not previously provided to Parent or its representatives); and

(y)
engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal;

provided, however, that in the case of each of clauses (x) and (y) above, at or prior to the first time that the Company furnishes any information to or participates in any discussions or negotiations with any person on or after the date of the Merger Agreement, the Company will provide written notice to Parent of the required determination in good faith of the Company Board as described above.
Under the Merger Agreement, “Acceptable Confidentiality Agreement” means any customary binding, written confidentiality agreement that is (a) in effect as of the execution and delivery of the Merger Agreement or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement and, in respect of such confidentiality agreement contemplated by this clause (b), that (i) contains provisions that are not less favorable in the aggregate to the Company than those contained in the confidentiality agreement, dated as of February 18, 2026, between the Company and Parent (the “Confidentiality Agreement”), provided that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal, and (ii) does not prohibit the Company from providing any of the information described above to Parent.
Until the earlier of the Effective Time and the valid termination of the Merger Agreement pursuant to its terms, the Company will (i) promptly (and in any event within 24 hours after knowledge of receipt by an executive officer or director of the Company) notify Parent orally and in writing if any proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal are received by the Company or any of its representatives and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or other agreement or other supporting materials with respect thereto) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of such person), and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material changes to the terms thereof) on a prompt basis (and in any event within 36 hours of any request by Parent for an update as to the status of any such material development, discussion or negotiation).
Under the Merger Agreement, “Acquisition Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets, (ii) acquisition or exclusive license of the product candidates, (iii) issuance or acquisition of 20% or more of the outstanding common stock, $0.001 par value per share, of the Company (the “Company Common Stock”) or 20% or more of any class of equity securities of one or more Acquired Companies whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Acquired Companies, (iv) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Acquired Companies whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Acquired Companies or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Acquired Companies whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Acquired Companies (in the case of each of clauses (i) through (iv) above, other than the Transactions).
Under the Merger Agreement, “Superior Offer” means a bona fide written Acquisition Proposal not solicited in violation of the Merger Agreement that the Company Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to the Merger Agreement); provided, however, that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”
Nothing in the Merger Agreement will prohibit the Company from disclosing to the Company’s stockholders any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from taking any action necessary to comply with applicable legal requirements; provided, however, that the Company Board will not effect a Company Adverse Change Recommendation (as defined below) except in accordance with the applicable terms of the Merger Agreement.
The Company has agreed that in the event any of its subsidiaries or any representative of any Acquired Company acting in their authorized capacities on behalf of the Company takes any action that, if taken by the Company, would constitute a breach of the provisions summarized under this “— No Solicitation” heading, the Company will be deemed to be in breach of such provisions.
Recommendation Change.   As described above, and subject to the provisions described below, the Company Board has unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger and the Offer, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, approve the CVR Agreement, and the Transactions, (iii) approved and declared it advisable for the Company to execute, deliver, and perform under the Merger Agreement and consummate the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, in each case, on the terms and subject to the conditions of the Merger Agreement. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Company Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Company Board nor any committee thereof may:
1.
withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Company Board Recommendation;
2.
adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;

3.
after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Expiration Date); provided, however, that Parent may only make such request once with respect to any Acquisition Proposal (provided, that each time a Determination Notice is given Parent will, subject to the following provision, be entitled to make a new such request; and provided, further, that the Company is not required to provide any such affirmation during the two or three business day periods, as applicable, following the giving of a Determination Notice);

4.
following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Expiration Date); or

5.
fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders (any action described in the foregoing paragraphs (i) through (v) being referred to as a “Company Adverse Change Recommendation”).

The Merger Agreement further provides that the Company Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or requiring, or reasonably expected to cause, the Company to abandon or terminate the Transactions, or otherwise prevent or materially delay the Acquired Companies from consummating, or materially impair the ability of the Acquired Companies to consummate, the Offer or the Merger (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the Offer Acceptance Time, and subject to compliance with the applicable terms of the Merger Agreement, if the Company receives a bona fide unsolicited written Acquisition Proposal, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not, directly or indirectly, result from a material breach of the Company’s non-solicitation obligations under the Merger Agreement, from any person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Company Board determines, in good faith, that such Acquisition Proposal constitutes a Superior Offer, the Company Board may make a Company Adverse Change Recommendation or (provided the Company and its subsidiaries are not in breach of the non-solicitation provisions of the Merger Agreement in any material respect and in a manner that led to such Acquisition Proposal and subject to the other provisions of the Merger Agreement) terminate the Merger Agreement to enter into an agreement with respect to such Superior Offer. However, such action may be taken if and only if:
i.
the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements;

ii.
the Company has given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating the Merger Agreement at least three business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice, and the delivery thereof, will not constitute a Company Adverse Change Recommendation or termination) and, if requested in writing by Parent, during such three business day period, has negotiated, and caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and
iii.
(A) the Company has provided to Parent information with respect to such Acquisition Proposal, as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has given Parent the three business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Company Board has determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements.

Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, taking and disclosing a position or otherwise making any disclosure as is required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or otherwise complying with applicable legal requirements will not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the applicable procedures set forth in the Merger Agreement. The foregoing paragraphs (i) through (iii) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to three business days will be deemed to be two business days.
Additionally, other than in connection with a Superior Offer, at any time prior to the Offer Acceptance Time, the Company Board may, subject to compliance with the other provisions summarized under this “— Recommendation Change” heading, effect a Company Adverse Change Recommendation in response to an Intervening Event (as defined below) if:
i.
the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements;

ii.
the Company has given Parent a Determination Notice at least three business days prior to making any such Company Adverse Change Recommendation and, if desired by Parent, during such three business day period has negotiated, and caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and

iii.
(A) the Company has specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (B) the Company has given Parent the three business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Company Board has determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable legal requirements.

The foregoing paragraphs (i) through (iii) also apply to any material change to the facts and circumstances specified by the Company pursuant to clause (iii)(A) above and require a new Determination Notice, except that the references to three business days will be deemed to be two business days.

“Intervening Event” means an event, occurrence, fact or change that materially affects the business, assets or operations of the Acquired Companies (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by the Company) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Company Board prior to the Offer Acceptance Time, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).
Termination.   The Merger Agreement may be terminated prior to the Offer Acceptance Time as follows:
i.
by mutual written consent of Parent and the Company;

ii.
by either Parent or the Company, if the Closing has not occurred on or prior to one minute after 11:59 p.m., Eastern Time, on November 22, 2026 (such date and time, the “End Date”); provided, that (A) if on the End Date all of the Offer Conditions other than the Regulatory Approvals Condition or the Governmental Impediment Condition (solely in respect of any antitrust law or foreign investment law) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date will automatically be extended to February 22, 2027 and (B) the right to terminate the Merger Agreement as described in this paragraph will not be available to any party whose material breach of the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an “End Date Termination”);

iii.
by either Parent or the Company, if a governmental body of competent jurisdiction has issued an order, injunction, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate the Merger Agreement as described in this paragraph will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action or that has failed to comply with its obligations under the Merger Agreement with respect to the removal of such order, injunction, decree, ruling or other action;

iv.
by Parent, if the Company Board has effected a Company Adverse Change Recommendation (an “Adverse Recommendation Termination”);

v.
by the Company, if the Company Board has authorized the Company to terminate the Merger Agreement to concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer; provided, however, that (A) the Company has not violated its non-solicitation obligations under the Merger Agreement in any material respect with respect to such Superior Offer, (B) the Company and the Company Board have complied with the provisions summarized under “ — Recommendation Change” above with respect to such Superior Offer and (C) the Company has paid, or caused to be paid, the Termination Fee (as defined below) immediately before or simultaneously with and as a condition to such termination (such termination a “Superior Offer Termination”);

vi.
by Parent if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of the Company has occurred such that the Offer Conditions set forth in clauses (A) – (E) below would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, has not been cured within forty-five days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate the Merger Agreement as described in this paragraph if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement (such termination, a “Company Breach Termination”):
(A)
certain representations and warranties of the Company, including with respect to certain corporate matters (including due organization, organizational documents and authority to enter into and perform under the Merger Agreement), certain capitalization matters, applicability of state takeover laws, the opinion of the Company’s financial advisor and brokers’ and other advisors’ fees, being true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(B)
certain representations and warranties of the Company regarding its capitalization being true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(C)
the representation and warranty of the Company regarding the absence of a Material Adverse Effect from January 1, 2025 through the date of the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time;

(D)
the representations and warranties of the Company other than those referenced in paragraphs (A) through (C) above being true and correct (disregarding all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(E)
(x) the Company is not in willful and material breach of its non-solicitation obligations under the Merger Agreement and (y) with respect to all other obligations, covenants and agreements the Company is required to comply with or perform at or prior to the Offer Acceptance Time, the Company has complied with or performed in all material respects such obligations, covenants and agreements; or

vii.
by the Company, if (A) a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Purchaser has occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger by the End Date and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, has not been cured within forty-five days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate the Merger Agreement as described in this paragraph if the Company is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement or (B) Purchaser fails to commence the Offer on or prior to the tenth business day following the date of the Merger Agreement or if Purchaser fails to (x) accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the applicable period specified in the Merger Agreement of the Merger Agreement following the expiration of the Offer, (y) purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the applicable period specified in the Merger Agreement following the Offer Acceptance Time, or (z) otherwise consummate the Offer in accordance with the terms of the Merger Agreement.

Effect of Termination.   If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in “— Company Termination Fee” below, (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and will remain in full force and effect and (iii) except as set forth in the Merger Agreement, the termination will not relieve any party from any liability for fraud or willful and material breach of the Merger Agreement prior to termination (which liability the parties acknowledge and agree will not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to Parent or to the Company and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).
Company Termination Fee.   The Company has agreed to pay to Parent a termination fee of $260,000,000 in cash (the “Termination Fee”) if:
i.
the Merger Agreement is terminated by the Company pursuant to a Superior Offer Termination;

ii.
the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

iii.
(A) after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or otherwise become publicly known (and not unconditionally withdrawn), (B) thereafter, the Merger Agreement is terminated (x) by Parent or the Company pursuant to an End Date Termination, or (y) by Parent pursuant to a the Company Breach Termination resulting from a willful and material breach of any covenant in the Merger Agreement and (C) within 12 months of such termination, the Company Board approves or recommends any Acquisition Proposal (regardless of when made) or the Company enters into a definitive agreement with respect to such Acquisition Proposal that is ultimately consummated; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term “Acquisition Proposal” will have the meaning described in “— No Solicitation” above, except that all references to “20%” will be deemed to be references to “50%.”

In the event Parent receives the Termination Fee, such receipt will be the sole and exclusive monetary remedy available to Parent and Purchaser in connection with any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, “Parent Related Parties”) (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination. In no event will the Company be required to pay the Termination Fee on more than one occasion.
Parent’s right to receive the payment from the Company of the Termination Fee will be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates for any loss or damages suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of such related parties of the Company will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.
Specific Performance.   Parent, Purchaser and the Company have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that Parent, Purchaser and the Company do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Parent, Purchaser and the Company have agreed that (i) Parent, Purchaser and the Company will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the courts described in the applicable provisions of the Merger Agreement without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the Merger Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into the Merger Agreement. The right to specific enforcement under the Merger Agreement will include the right of the Company, on behalf of itself and any third party beneficiaries to the Merger Agreement, to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement. Each of Parent, Purchaser and the Company has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties to the Merger Agreement have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Parent, Purchaser and the Company have agreed that any Party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in accordance with this paragraph shall not be required to provide any bond or other security in connection with any such order or injunction.
Expenses.   Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions.   The Offer Conditions are described in Section 13 — “Conditions of the Offer.”
Collaboration Agreement; Stock Purchase Agreements; Standstill Agreements
On December 8, 2022, Kite Pharma, Inc. (“Kite”), a subsidiary of Parent, and the Company entered into a Collaboration and License Agreement (the “Collaboration Agreement”), to co-develop and co-commercialize anito-cel and next-generation autologous and non-autologous CAR-T cell therapy products that use the same D-domain BCMA binder used in anito-cel, in each case, for the treatment of multiple myeloma. The Company also granted Kite an option to include autologous CAR-T-cell therapy products that utilize the Company’s ARC-SparX platform that are directed to BCMA, such as ACLX-001, as well as ARC-SparX products directed to CS1. In December 2023, Kite and the Company amended the Collaboration Agreement, expanding the scope of the collaboration to include lymphomas. Kite also exercised its option to negotiate a license for ACLX-001.
In connection with the initial Collaboration Agreement, the Company received a $225.0 million upfront cash payment in February 2023 and is eligible to receive up to approximately $3.9 billion in clinical, regulatory, and commercial milestone payments. In connection with the December 2023 amendment to the Collaboration Agreement (the “Collaboration Agreement Amendment”), the Company received a $85.0 million upfront cash payment and is eligible for additional potential development milestone payments and the license to Kite of ACLX-001, to offset prespecified development costs over a limited period of time. In 2024, the Company achieved a clinical milestone relating to enrollment in the iMMagine-1 trial for anito-cel and received $68.3 million from Kite.
In the United States, the Company and Kite will equally share profits and losses from the commercialization of the anito-cel and any next-generation autologous CAR-T cell therapy product for which the Company may exercise its option to co-promote with Kite (collectively, the “Co-Promote Products”). For Co-Promote Products outside of the United States and for any other products the Company may license to Kite that are not a Co-Promote Product (the “Non-Co-Promote Products”), the Company is eligible for tiered royalties in the low to mid teen percentages.
The Company and Kite will jointly develop the Co-Promote Products in accordance with mutually agreed development plans and development budgets. The Company will conduct the iMMagine-1 trial for anito-cel and Kite will conduct all other development of the other Co-Promote Products. Other than certain items expressly set forth in the Collaboration Agreement and amendment, the out-of-pocket development costs for activities conducted in the United States for Co-Promote Products will be shared equally by the Company and Kite, and the out-of-pocket development costs for activities conducted outside the United States as part of a global clinical trial for Co-Promote Products will be borne 60% by Kite and 40% by the Company, however Kite will be solely responsible for the costs for country-specific clinical trials and CMC commercial readiness. Kite will be solely responsible for the conduct of development of the Non-Co-Promote Products at its sole cost. In the United States, the Company and Kite will be jointly responsible for commercialization of the Co-Promote Products. Kite will be responsible, at its sole cost, for commercialization of the Co-Promote Products outside the United States and the Non-Co-Promote Products worldwide. Kite will manufacture the licensed products and bear the CMC commercial readiness costs and capital expenses, except that the Company is responsible for manufacturing anito-cel prior to transferring the manufacturing process to Kite and the parties share associated out-of-pocket costs.
Unless earlier terminated, the Collaboration Agreement will continue in effect until no licensed products are being developed or commercialized. The Collaboration Agreement is subject to customary termination provisions including termination by a party for the other party’s uncured, material breach. In the event of certain terminations of the Collaboration Agreement, the Company is entitled to certain reversionary rights with respect to the terminated products.
The Collaboration Agreement contains customary representations, warranties, covenants, and terms governing the prosecution and enforcement of intellectual property.
In connection with the Collaboration Agreement, on December 8, 2022, Parent and the Company entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Parent agreed to purchase 3,478,261 Shares (the “Initial Purchase”) at a purchase price of $28.75 per Share, which purchase occurred on January 26, 2023. The total consideration for the Initial Purchase was $100.0 million. Additionally, on December 8, 2022, Parent and the Company entered into a Standstill and Stock Restriction Agreement (the “Standstill Agreement”), pursuant to which Parent agreed to certain transfer and standstill restrictions and received certain registration rights.
In connection with the amendment to the Collaboration Agreement, on November 15, 2023, Parent and the Company entered into a Common Stock Purchase Agreement (the “Second Stock Purchase Agreement”), pursuant to which Parent agreed to purchase 3,242,542 Shares (the “Additional Purchase”) at a purchase price of $61.68 per Share, which purchase occurred on December 28, 2023. The total consideration for the Additional Purchase was $200.0 million. Additionally, on November 15, 2023, Parent and the Company amended and restated the Standstill Agreement (as amended, the “Amended and Restated Standstill Agreement”), pursuant to which Parent agreed to certain additional standstill restrictions and received certain registration rights. On June 28, 2025, the standstill restrictions under the Amended and Restated Standstill Agreement expired.
The foregoing summaries of the Collaboration Agreement, the Collaboration Agreement Amendment, the Stock Purchase Agreement, the Second Stock Purchase Agreement and the Amended and Restated Standstill Agreement are not complete and are qualified in their entirety by reference to the full text of the Collaboration Agreement, the Stock Purchase Agreement, the Second Stock Purchase Agreement and the Amended and Restated Standstill Agreement, which are filed as Exhibits (d)(2), (d)(3), (d)(4), (d)(5) and (d)(6) to the Schedule TO, and are incorporated by reference herein.
CVR Agreement
Each CVR will represent a non-tradable contractual contingent right to receive one contingent payment (the “Milestone Payment”) in an amount equal to $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to the achievement of the Milestone on or prior to December 31, 2029 (the “Milestone Expiration Date”) and the other terms and conditions set forth in the CVR Agreement.
At or prior to such time as Purchaser accepts for purchase the Shares tendered in the Offer after the Expiration Date, Parent and the Rights Agent will enter into the CVR Agreement governing the terms of the CVRs to be received by the Company’s stockholders. Each holder of Shares will be entitled to one CVR for each Share outstanding (a) that Purchaser accepts for payment from such holder pursuant to the Offer or (b) owned by or issued to such holder as of immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. At the Effective Time, each holder of a Company Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount, will be entitled to one CVR for each Share subject to such Company Option immediately prior to the Effective Time. At the Effective Time, each holder of a Company RSU that is then outstanding, whether or not vested, will be entitled to one CVR for each Share subject to such Company RSU immediately prior to the Effective Time (with the number of Shares underlying any Company RSUs that are subject to performance-based vesting conditions determined based on achievement of actual performance in connection with the Merger, as determined by the Company Board or a committee thereof).
The CVRs are contractual rights only governed by the terms and conditions set forth in the CVR Agreement and not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights, will not represent any equity or ownership interest in Parent, Purchaser or the Company, and will not constitute a security of Parent or any of Parent’s affiliates (including the Surviving Corporation). The CVRs will not be registered with the SEC or listed for trading. Whether the Milestone required for payment of the Milestone Payment is achieved will depend on many factors, some within control of Parent and its subsidiaries and others outside the control of Parent and its subsidiaries. The Milestone might not be achieved prior to its expiration or termination of the CVR Agreement, and payment might not be required of Parent with respect to the Milestone. If the Milestone is not achieved on or prior to the Milestone Expiration Date, the Milestone Payment will not be due or payable to holders of CVRs and any associated covenants and obligations of Parent and Purchaser will irrevocably terminate in accordance with the terms of the CVR Agreement, in which case you will receive only the Closing Amount for any Shares you tender in the Offer. No interest will accrue or be payable in respect of amounts payable in cash with respect to the CVRs if the Milestone is achieved.
Parent will owe no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any holder of CVRs or any other person in connection with its operation of the Surviving Corporation’s business on and following the closing. In the CVR Agreement, the Rights Agent (on behalf of itself and on behalf of the holders of CVRs) will acknowledge that Parent makes (x) no guarantees or promises that the Milestone will be achieved at all or by a specific date or is otherwise achievable, and (y) no statements, assessments or predictions regarding the likelihood of the Milestone being achieved, and that no reliance on any such statements, assessments or predictions with respect to the Milestone should be made.
The right to payment described above is solely a contractual right governed by the terms and conditions set forth in the CVR Agreement. Holders of CVRs will have no greater rights against Parent than those accorded to general, unsecured creditors under applicable legal requirement.
The CVRs will not be transferable except (a) upon death of a holder by will or intestacy, (b) pursuant to a court order, (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowed by DTC, (e) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (so long as such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act) or (f) to Parent in connection with the abandonment of such CVR by the applicable holder.
The Rights Agent will, acting solely for this purpose as a non-fiduciary agent of Parent, keep a register (the “CVR Register”) for the purpose of recording the names and addresses of the applicable holders, as well as transfers of CVRs as provided in the CVR Agreement. The CVR Register will set forth (x) with respect to holders of the Shares that hold such Shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co. (as nominee of DTC) representing all such Shares that were converted into the right to receive the Offer Price or Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement and (y) with respect to (A) holders of Shares that hold such Shares in certificated form immediately prior to the Effective Time that were accepted for payment in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the paying agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the paying agent, in accordance with the Merger Agreement, (B) holders of Shares that hold such Shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time that were accepted for payment in the Offer or converted into the right to receive the Merger Consideration as a consequence of the Merger Agreement, upon delivery to the paying agent by each such holder of a customary agent’s message and such other customary documents as may be reasonably requested by the paying agent, in accordance with the Merger Agreement, (C) holders of Company Options that, at the Effective Time, are then outstanding and unexercised, whether or not vested, and which have a per Share exercise price that is less than the Closing Amount, and (D) holders of Company RSUs, in each case of clauses (A) through (D), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of holders (pursuant to any permitted transfers), upon the written receipt of such information by the Rights Agent.
The CVR Agreement provides Parent the right to amend, without the consent of holders of CVRs or the Rights Agent, the CVR Agreement to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent in the CVR Agreement as provided in, and to the extent consistent with, the CVR Agreement, and the CVR Agreement provides Parent and the Surviving Corporation the right to amend, without the consent of holders of CVRs or the Rights Agent, the CVR Agreement (i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent in the CVR Agreement; (ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the holders of CVRs; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the holders of CVRs (as a group and in their capacity as such); (iii) to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Rights Agent or the holders of CVRs (as a group and in their capacity as such); (iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act (and the rules and regulations promulgated thereunder) or the Exchange Act, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities legal requirements outside of the United States; provided that, in each case, such amendments do not change the Milestone, the Milestone Expiration Date or the Milestone Payment; (v) to reduce the number of CVRs, in the event and to the extent any holder of CVRs agrees to renounce such holder’s rights under the CVR Agreement in accordance with the terms of the CVR Agreement; or (vi) any other amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Rights Agent or the holders of CVRs (as a group and in their capacity as such). With the consent of the holders of not less than twenty percent (20%) of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the holders of CVRs, Parent and the Rights Agent may enter into one or more amendments to the CVR Agreement for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, even if such addition, elimination or change is materially adverse to the interests of the holders.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a form of which is filed as Exhibit (d)(7) to the Schedule TO and is incorporated herein by reference.
Tender and Support Agreements
Concurrently with entry into the Merger Agreement, Parent and Purchaser entered into tender and support agreements (collectively, the “Tender and Support Agreements”) with each of the directors and executive officers of the Company and certain other members of the Company’s management team, solely in their respective capacities as stockholders of the Company, entities affiliated with New Enterprise Associates, and entities affiliated with SR One Capital Fund I Aggregator, L.P. (collectively, the “Supporting Stockholders”). Collectively, as of February 19, 2026, the Supporting Stockholders owned or controlled approximately 10.3% of the outstanding Shares. Parent and the Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreements.
The Tender and Support Agreements provide that, no later than ten business days after the commencement of the Offer, the Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreements or that the Supporting Stockholders acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the “Subject Shares”), other than Company Options that are not exercised and Company RSUs that are not vested during the Support Period (as defined below).
During the period from February 22, 2026 until the termination of the Tender and Support Agreements (the “Support Period”), the Supporting Stockholders have agreed, in connection with any annual or special meeting of stockholders of the Company, however called, including any adjournment or postponement thereof, or any action proposed to be taken by written consent (if permitted at such time) of the Company’s stockholders, in which the vote, consent or other approval of the stockholders of the Company is sought with respect to the Offer, the Merger, the Merger Agreement or any Acquisition Proposal, to (i) appear at such meeting or otherwise cause all Subject Shares to be counted as present at the meeting for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote or cause to be voted, or deliver or cause to be delivered a written consent with respect to all of the Subject Shares, (x) against any Acquisition Proposal (other than the Merger), (y) against any change in membership of the Company Board that is not recommended or approved by the Company Board, and (z) against any other proposed action, agreement or transaction involving the Company that is intended, or would reasonably be expected to, prevent, materially impair, or delay the consummation of, the Offer, the Merger or the Transactions.
During the Support Period, the Supporting Stockholders have further agreed not to, directly or indirectly, (i) create or permit to exist any encumbrance, other than certain permitted encumbrances, on any of the Supporting Stockholders’ Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Supporting Stockholders’ Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of the Supporting Stockholders’ Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power of attorney or other authorization or consent in or with respect to any of the Supporting Stockholders’ Subject Shares, (v) deposit or permit the deposit of any of the Supporting Stockholders’ Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Supporting Stockholders’ Subject Shares, or (vi) take or permit any other action that would in any way prevent, materially delay or materially impair the compliance with the Supporting Stockholders’ obligations thereunder or the transactions contemplated thereby, otherwise make any representation or warranty of the Supporting Stockholders therein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Supporting Stockholders from complying with any of their obligations under the Tender and Support Agreements. The restrictions on Transfer are subject to certain customary exceptions.
Until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement, the Supporting Stockholders will not, and will cause their subsidiaries not to, and will instruct its and their representatives not to directly or indirectly including through another person: (i) conduct or continue any solicitation, knowing encouragement, discussions or negotiations with any persons with respect to an Acquisition Proposal, (ii) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or any negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iv) knowingly encourage or recommend any other holder of Company

Common Stock to vote against the Merger or to not tender Company Common Stock into the Offer; or (v) resolve, propose or agree to do any of the foregoing. The Tender and Support Agreements provide that the Supporting Stockholders’ obligations under the agreements are solely in their respective capacities as stockholders of the Company, and not, if applicable, in such stockholders’ or any of their affiliates’ capacity as a director, officer or employee of the Company, and that nothing in the Tender and Support Agreements in any way restricts a director or officer of the Company in the taking of any actions (or failures to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company.
The Tender and Support Agreements terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) written notice of termination from Parent to the Supporting Stockholder(s) and (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the Supporting Stockholders’ consent that decreases the amount, or changes the form or terms, of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement.
The foregoing description of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Tender and Support Agreement, a form of which is filed as Exhibit (d)(8) to the Schedule TO and is incorporated herein by reference.
Confidentiality Agreement
Prior to signing the Merger Agreement, Parent and the Company entered into the Confidentiality Agreement, pursuant to which each of Parent and the Company agreed, subject to certain exceptions, to protect the confidentiality of, and restrict the use of, certain confidential information of the other party to be disclosed thereunder in connection with evaluating, negotiating or consummating a possible business transaction between the Company and Parent. Parent’s and the Company’s obligations with respect to confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement, and will expire three years after the termination of the Confidentiality Agreement or destruction of the confidential information. The Confidentiality Agreement includes a standstill provision for the benefit of the Company, and permitted Parent to make a proposal regarding a possible transaction directly to the Company Board or the Company’s Chief Executive Officer on a confidential basis during the standstill period and a fall-away provision pursuant to which the standstill period will end upon the earliest to occur of (a) 11:59 p.m., Pacific time, on the date that is one year after the date of the Confidentiality Agreement; (b) the date that any person has entered into a binding definitive agreement that has been approved by the Company to acquire more than 50 percent of the outstanding voting securities of the Company or assets of the Company representing more than 50 percent of the consolidated earnings power of the Company; or (c) with respect to a tender or exchange offer commenced by a third person that, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50 percent of the outstanding voting securities of Company, eleven business days after the commencement of such offer unless prior to such date the Company files with the SEC a Schedule 14D-9 or otherwise makes any public announcement that contains a recommendation that Company’s stockholders reject such tender or exchange offer.
This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(9) to the Schedule TO, and is incorporated by reference herein.
12. Source and Amount of Funds.
The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for Company Options, Company RSUs and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares not already owned by Parent or any of its subsidiaries pursuant to the Offer and the Merger will be approximately $7.1 billion. Purchaser anticipates funding these payments with cash on hand at Parent. In addition, Parent will need approximately $0.3 billion to pay the aggregate amount that the holders of CVRs will be entitled to receive if the Milestone contemplated by the CVRs is achieved, for which Parent intends to use cash on hand.
While, for the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares, you should consider the fact that Parent’s future financial condition could deteriorate such that Parent would not have the necessary cash or cash equivalents to pay, or cause to be paid, the Milestone Payment if and when due. Furthermore, you should also consider the fact that:
•
holders of CVRs will have no greater rights against Parent or the Surviving Corporation than those accorded to general unsecured creditors of Parent or the Surviving Corporation, as applicable, under applicable law;

•
the CVRs will be subordinated in right of payment to all of Parent’s and the Surviving Corporation’s secured obligations, if any, to the extent of the collateral securing such obligations;

•
the CVRs will be subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Parent’s subsidiaries (other than the Surviving Corporation); and

•
the filing of a bankruptcy petition by or on behalf of Parent or the Surviving Corporation may prevent Parent or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

The Offer is not conditional upon any financing arrangements.
13. Conditions of the Offer.
The obligation of Purchaser to accept for payment and (prior to the Offer Acceptance Time) pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (k) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or (prior to the Offer Acceptance Time) pay for, and may delay the acceptance for payment of, or (prior to the Offer Acceptance Time) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition, the Termination Condition (described in clause (k) below), the Regulatory Approvals Condition (described in clause (h) below), or the Governmental Impediment Condition (described in clause (j) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time, on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:
a.
the Minimum Tender Condition shall have been satisfied;

b.
the representations and warranties of the Company set forth in the first sentence of Section 3.01, Section 3.02, clauses (i) – (ii) of Section 3.03(c) (solely as such representations related to the Company), and Section 3.03(f), Section 3.04, Section 3.22, Section 3.24 and Section 3.25 of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

c.
the representations and warranties of the Company set forth in the first sentence of Section 3.03(a), Section 3.03(d) and Section 3.03(e) of the Merger Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

d.
the representation and warranty of the Company set forth in Section 3.06(b) of the Merger

Agreement shall be true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time;
e.
the representations and warranties of the Company set forth in the Merger Agreement (other than those referred to in clauses (b) through (d) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

f.
(i) the Company shall not be in willful and material breach of its obligations under Section 5.03 of the Merger Agreement and (ii) with respect to all other obligations, covenants and agreements the Company is required to comply with or perform at or prior to the Offer Acceptance Time, the Company shall have complied with or performed in all material respects such obligations, covenants and agreements;

g.
since the date of the Merger Agreement, there has not occurred a Material Adverse Effect that is continuing;

h.
(i) the waiting period (or any extension thereof) applicable to the Offer under the HSR Act has expired or been terminated, (ii) any other approvals pursuant to antitrust laws of certain other specified jurisdictions having been given and obtained, and (iii) if Parent and the Company have entered into an agreement with any governmental body regarding the timing of the consummation of the Offer, that agreement permits such consummation;

i.
Parent and Purchaser have received a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company confirming that the conditions set forth in paragraphs (b) through (g) above have been satisfied;

j.
there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or the Company has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or the Company has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration; and

k.
the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Tender Condition, the Termination Condition, the Regulatory Approvals Condition and the Governmental Impediment Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).
14. Dividends and Distributions.
The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Conduct of Business Pending the Merger.”
15. Certain Legal Matters; Regulatory Approvals.
General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Filings, Consents and Approvals”, Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Reasonable Best Efforts” and Section 13 — “Conditions of the Offer.”
Antitrust.   Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC or the Antitrust Division, certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser’s acquisition of the Shares in the Offer (and the Merger).
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC or the Antitrust Division. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer as promptly as reasonably practicable, but no later than twenty business days from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 p.m., Eastern Time, on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC or the Antitrust Division or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the waiting period at any point. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one additional waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the timing of the purchase of Shares in the Offer could be delayed only by court order or with Parent’s and the Company’s consent. It is also possible that Parent and the Company could enter into a timing agreement with the FTC or the Antitrust Division that could affect the timing of the purchase of Shares in the Offer. Complying with a Second Request can take a significant period of time. Although the Company is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, under the HSR Act, neither the Company’s failure to make its filing nor failure to comply with its own Second Request will change the waiting period with respect to the purchase of Shares in the Offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions. Before or after Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take action under the antitrust laws, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Before or after the completion of the Offer and the Merger, states may also bring legal action under federal and state antitrust laws and consumer protection laws under certain circumstances. Private parties also may bring legal actions under the antitrust laws under certain circumstances. See Section 13 — “Conditions of the Offer.”
Parent conducts business outside of the United States. Based on a review of the information currently available relating to the countries and businesses in which Parent and the Company are engaged, Parent and Purchaser believe that antitrust premerger notification clearances are required under the antitrust laws of the Republic of Austria, the Commonwealth of Australia and the Federal Republic of Germany. While neither the consummation of the Offer nor the Merger are subject to mandatory antitrust notifications to the antitrust authority in the U.K. or to the European Union and the Merger does not in the parties’ view create a sufficient local nexus given Parent’s pre-existing rights in relation to the Company’s activities in the European Union and the U.K., in the event that either such authority notifies Parent or Purchaser of its intention to review the arrangements, the consummation of the Offer or the Merger is conditional upon obtaining antitrust clearance from each such authority.
Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 — “Conditions of the Offer.”
Stockholder Vote Not Required.   The Company has represented in the Merger Agreement that it has the corporate power and authority to execute and deliver and to perform its obligations under the Merger Agreement and to consummate the Transactions and that the Merger Agreement has been duly executed and delivered by the Company. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that the Company will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and the Company will take all necessary and appropriate action to effect the Merger as promptly as practicable without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
State Takeover Laws.   A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, the Company has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock (but not the outstanding stock owned by the interested stockholder) held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2∕3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
The Company has represented to us in the Merger Agreement that it has taken all actions necessary or appropriate to exempt the execution, delivery, and performance of the Merger Agreement and the Offer, the Merger, and the other transactions contemplated by the Merger Agreement from Section 203 of the DGCL and any other “moratorium,” “control share acquisition,” “fair price,” “super majority,” “affiliate transactions,” or “business combination” or other similar state anti-takeover laws and regulations. We have also represented to the Company that neither Parent nor Purchaser is, or for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 — “Conditions of the Offer.”
Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of the Company and beneficial owners of Shares who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted, unless otherwise expressly noted. All references in Section 262 of the DGCL and in this summary to the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person, unless otherwise expressly noted. All references in Section 262 of the DGCL and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity, unless otherwise expressly noted.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Stockholders and beneficial owners of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL, and a publicly available copy of Section 262 of the DGCL can be accessed without subscription or cost at the website set forth in the Schedule 14D-9.
As described more fully in the Schedule 14D-9, if a person elects to exercise appraisal rights under Section 262 of the DGCL, such person must (i) within the later of the consummation of the Offer and 20 days after the sending of the Schedule 14D-9, (a) in the case of a record holder of Shares, properly deliver to the Company a written demand for appraisal of such person’s Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal, or (b) in the case of a beneficial owner of Shares, properly deliver to the Company a written demand for appraisal that reasonably identifies the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving entity of the Merger and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL, (ii) not tender such person’s Shares in the Offer, (iii) continuously hold or own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time and (iv) comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter. Following the Effective Time, additional steps may be necessary for any such person to perfect such person’s appraisal rights, all as described more fully in the Schedule 14D-9.
The foregoing summary of the rights of dissenting stockholders and beneficial owners of Shares under the DGCL does not purport to be a statement of the procedures to be followed by stockholders and beneficial owners of Shares desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, and stockholders of record and beneficial owners of Shares should review carefully the Schedule 14D-9 and Section 262 of the DGCL. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder and beneficial owner of Shares who desires to exercise such person’s appraisal rights should review carefully Section 262 of the DGCL and is urged to consult such person’s legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that the Company’s stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Legal Proceedings Relating to the Tender Offer.   None.
16. Fees and Expenses.
Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17. Miscellaneous.
The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by the laws of such jurisdiction. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Gilead Sciences, Inc.
Ravens Sub, Inc.
March 6, 2026

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT.
1. Directors and Executive Officers of Purchaser.
The following table sets forth information about the directors and executive officers of Purchaser as of March 6, 2026.
Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America President and Treasurer; Director	Mr. Dickinson serves as Parent’s Chief Financial Officer, responsible for the oversight of Parent’s global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent’s corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent’s licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard (located at: 30 Rockefeller Plaza, New York, NY 10112 USA). Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor’s degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago. He currently serves on the board of directors of Sutter Health, a non-profit hospital system based in California, and previously served on the board of directors of the Fosun Pharma and Kite joint venture in China, which was established in 2017.
Keeley Cain Wettan United States of America Vice President and Secretary; Director	Keeley Cain Wettan serves as Parent’s Executive Vice President, General Counsel, overseeing Legal and Compliance. Ms. Cain Wettan joined Parent in 2011 and has previously served as Senior Vice President, Global Legal Business Partners, and held roles leading Litigation, Investigations and Corporate Legal functions. Prior to joining Parent, Ms. Cain Wettan was an attorney at Simpson Thacher & Bartlett law firm in New York City, where she focused on general litigation and government investigations. She received her J.D. from the University of California at Berkeley. Ms. Cain Wettan is currently the Secretary for the Gilead Foundation and leads the Legal department’s Inclusion and Diversity efforts.
Thomas Kennedy United States of America Assistant Secretary; Director	Thomas R. Kennedy is Vice President, Corporate Legal, of Parent, where he oversees legal support on corporate governance, securities compliance, M&A/strategic transactions, and day-to-day contracting and operational matters for the research, development, manufacturing and commercial organizations. Prior to joining Parent in 2017, Tom was a transactional attorney in Hogan Lovells’ Washington, D.C., office, where he worked on M&A, licensing, financing and other corporate matters for a range of life sciences clients, from emerging growth companies to large pharmaceutical and biotechnology companies. Tom received his bachelor’s degree in economics from the University of Virginia, his master’s degree in secondary mathematics education from the City College of New York, and his law degree from American University, Washington College of Law.

Schedule A-1

2. Directors and Executive Officers of Parent.
The following table sets forth information about the directors and executive officers of Parent as of March 6, 2026.
Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Daniel P. O’Day United States of America Chief Executive Officer; Director	Mr. O’Day joined Parent in March 2019 as Chief Executive Officer and Chairman of Parent’s Board. Prior to joining Parent, Mr. O’Day served as the Chief Executive Officer of Roche Pharmaceuticals (located at: 1 DNA Way South San Francisco, CA 94080 USA). His career at Roche spanned more than three decades, during which he held a number of executive positions in the company’s pharmaceutical and diagnostics divisions in North America, Europe and Asia. He served as a member of Roche’s Corporate Executive Committee, as well as on a number of public and private boards, including Genentech, Flatiron Health and Foundation Medicine. Mr. O’Day holds a bachelor’s degree in biology from Georgetown University and an MBA from Columbia University. He currently serves as the Board Chair for the Pharmaceutical Research and Manufacturers of America organization. He previously served on the board of directors for Galapagos NV in connection with its partnership with Parent from 2019 to 2024.
Jacqueline K. Barton, Ph.D. United States of America Director	Dr. Barton is the John G. Kirkwood and Arthur A. Noyes Professor of Chemistry Emerita in the Division of Chemistry and Chemical Engineering at the California Institute of Technology (located at: 1200 East California Boulevard, Pasadena, California 91125 USA), where she was a member of the faculty for more than 30 years and served as the Norman Davidson Leadership Chair of the division from 2009 to 2019. She previously served on the board of directors for both Dow Inc. and The Dow Chemical Company, and was a member of the Board and Materials Advisory Committee of DowDupont Inc. Dr. Barton founded and served on the board of directors of GeneOhm Sciences Inc., a molecular diagnostics company acquired by Becton, Dickinson and Company, and was a member of Parent’s Scientific Advisory Board from 1989 to 2007. She is a member of the National Academy of Sciences, the National Academy of Medicine, and the American Philosophical Society. In 2021, Dr. Barton was elected as a Vice President of the American Philosophical Society. Dr. Barton received the 2010 National Medal of Science for her discovery of new chemistry of the DNA helix, and the 2015 Priestley Medal, the highest award of the American Chemical Society.
Jeffrey A. Bluestone United States of America Director	Dr. Bluestone is the President and Chief Executive Officer of Sonoma Biotherapeutics, Inc. (located at: 201 Haskins Way, Suite 203, South San Francisco, California 94080), a clinical-stage biotechnology company developing engineered regulatory T cell therapies to treat serious autoimmune and inflammatory diseases. He has held this role since 2019. From 2015 to 2019, he led the Parker Institute for Cancer Immunotherapy as President and Chief Executive Officer. Dr. Bluestone is the A.W. and Mary Margaret Clausen Distinguished Professor Emeritus in the Diabetes Center at University of California San Francisco, where he has been a member of the faculty and served in various other roles for over 24 years, including the Director of the Diabetes Center from 2000 to 2019. He is an international leader in the field of immunotherapy and has published more than 500 papers over

Schedule A-2

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
nearly four decades focused on understanding the basic processes that control T-cell activation and immune tolerance in autoimmunity, organ transplantation and cancer. His research has led to the development of multiple immunotherapies, including the first medicine approved by the FDA to delay/prevent autoimmune Type 1 diabetes and the first FDA-approved checkpoint inhibitor for the treatment of metastatic melanoma and other cancers. Dr. Bluestone was the founding director of the Immune Tolerance Network, the largest National Institutes of Health-funded multicenter clinical immunology research program, testing novel immunotherapies in transplantation, autoimmunity and asthma/allergy. He served as a member of the Blue Ribbon Panel, appointed by then Vice President Joe Biden, as a member of the National Cancer Moonshot Task Force. Dr. Bluestone is a member of the National Academy of Sciences, National Academy of Medicine and American Academy of Arts and Sciences, was a recipient of a prestigious Guggenheim Fellowship, and previously served as the Ludwig Professor and Director of the Ben May Institute at the University of Chicago. He previously served on the board of directors of Provention Bio, Inc. from 2013 to 2022.
Sandra J. Horning, M.D. United States of America Director	Dr. Horning was the Chief Medical Officer and Global Head of Product Development of Roche, Inc. (located at: 1 DNA Way South San Francisco, CA 94080 USA), until her retirement in 2019. During her 10-year career at Roche and Genentech, she helped bring 15 new medicines to patients in disease areas including cancer, multiple sclerosis, influenza and blindness. Prior to her career at Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine, where she remains a professor of medicine emerita. From 2005 to 2006, she served as President of the American Society of Clinical Oncology. Dr. Horning was recognized as the 2020 Healthcare Businesswomen’s Association Woman of the Year. She was also selected as the 2017 recipient of the Duane Roth Memorial Award, an honor dedicated to leaders in healthcare, whose work has overcome numerous scientific obstacles to create new paradigms in research and treatment. Dr. Horning previously served on the board of directors of Foundation Medicine from 2015 to 2018 and EQRx, Inc. from 2021 to 2023. She currently serves on the board of directors of Moderna, Inc., Olema Pharmaceuticals, Inc. and Revolution Medicines, Inc.
Kelly A. Kramer United States of America Director	Ms. Kramer was Executive Vice President and Chief Financial Officer of Cisco Systems, Inc. (located at: 300 East Tasman Dr., San Jose, CA 95134 USA), a worldwide technology leader, from 2015 until her retirement in 2020. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE’s Corporate Headquarters, Transportation Systems and Aerospace divisions. She currently serves on the board of directors of Snowflake Inc. and Coinbase, Inc.
Ted W. Love, M.D. United States of America Director	Dr. Love is the Chair of the board of directors of the Biotechnology Innovation Organization (located at: 1201 New York Avenue NW Ste. 1300, Washington, D.C. 20005 USA), a trade association representing biotechnology companies, academic institutions, state

Schedule A-3

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
biotechnology centers and related organizations across the United States and in more than 30 other countries. From 2014 to 2022, Dr. Love was the President and Chief Executive Officer of Global Blood Therapeutics, Inc., a biopharmaceutical company, where he led the company from a pre-clinical startup through its growth to a global commercial company with a pipeline of innovative therapies focused on sickle cell disease. Previously, he was Executive Vice President, Research and Development and Technical Operations at Onyx Pharmaceuticals, Inc. He also served as President, Chief Executive Officer and Chairman of Nuvelo, Inc., and Senior Vice President, Development at Theravance Biopharma, Inc. He began his biotech career at Genentech, Inc., where he held several senior management positions in clinical science and product development, and ultimately as chair of Genentech’s Product Development Committee. Prior to Genentech, Dr. Love was a member of the Department of Cardiology at the Massachusetts General Hospital. Known for championing access to care, Dr. Love received the William E. Proudford Sickle Cell Fund 2023 Distinguished Service Award. He also earned the Spirit of the Heart Health Equity Champion Award from the Association of Black Cardiologists in 2023. Dr. Love currently serves on the board of directors of Royalty Pharma plc and Structure Therapeutics Inc. He previously served on the board of directors of Seagen Inc., from 2020 to 2023; Global Blood Therapeutics from 2013 to 2022; Portola Pharmaceuticals, Inc., from 2019 to 2020; and Amicus Therapeutics, Inc., from 2012 to 2020.
Harish Manwani Singapore Director	Mr. Manwani is a Senior Operating Partner for Blackstone Inc. (located at: 345 Park Avenue, New York, NY 10154 USA), a global investment firm, and has advised select Blackstone portfolio companies since 2015. He was previously Chief Operating Officer of the Unilever Group from 2011 until his retirement in 2014. Mr. Manwani joined Unilever in 1976 as a management trainee in India and held several senior management roles around the world, including overseeing Unilever’s businesses in North America, Latin America, Asia and Africa. Mr. Manwani currently serves on the board of directors of Whirlpool Corporation. He also serves on the board of directors of EDBI Pte Ltd. and Tata Sons Private Limited, and is the Chairman of the Executive Board of the Indian School of Business. He previously served as the Non-Executive Chairman of Hindustan Unilever Limited from 2005 to 2018, and on the board of directors of Singapore Economic Development Board from 2013 to 2019. Mr. Manwani also previously served on the board of directors of Pearson plc from 2013 to 2018, Nielsen Holdings plc from 2015 to 2021 and Qualcomm Incorporated from 2014 to 2022.
Javier J. Rodriguez Mexico Director	Mr. Rodriguez is the Chief Executive Officer of DaVita Inc. (located at: 2000 16th St., Denver, CO 80202 USA), a Fortune 500 company providing healthcare services to kidney disease patients throughout 12 countries. He assumed his current role in 2019, building on his more than 20 years of increasing company leadership and commitment to transforming care delivery to improve quality of life for patients with kidney disease — from the earliest stages through transplantation. From 2014 to 2019, he was the CEO of DaVita Kidney Care, the company’s business unit that treats patients with kidney failure and

Schedule A-4

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
end-stage kidney disease. Mr. Rodriguez is recognized for his vision and leadership in transforming how kidney care is delivered and accelerating the digital transformation to improve patients’ lives while lowering costs for the health care system. He currently serves on the board of directors of DaVita, Inc.
Anthony Welters United States of America Director	Mr. Welters is Founder, Chairman and Chief Executive Officer of CINQ Care Inc. (located at: 2300 N St. NW Ste. 200, Washington, D.C. 20037 USA), a physician-led, community-based ambulatory care delivery system that delivers whole person care in the home. He is also Executive Chairman of the BlackIvy Group, an organization focused on building and growing commercial enterprises in Sub-Saharan Africa, and Chairman of Somatus, Inc., a value-based kidney care company. Mr. Welters founded AmeriChoice in 1989 and upon acquisition by UnitedHealth Group (UHG) in 2002, joined UHG as Senior Adviser to the Office of the Chief Executive Officer, Executive Vice President and Member of the Office of the Chief Executive Officer, until retiring in 2016. He currently serves on the board of directors of Loews Corporation and the Carlyle Group. Mr. Welters previously served on the board of directors of West Pharmaceutical Services, Inc. from 1997 to 2016, and C.R. Bard, Inc. from 1999 to 2017. He is Trustee Emeritus of the Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of New York University School of Law, Vice Chairman of the Board of New York University, a Trustee of NYU Langone Medical Center, Vice Chair of the John F. Kennedy Center for the Performing Arts and a founding member of the National Museum of African American History and Culture.
Dietmar Berger, M.D., Ph.D. United States of America Chief Medical Officer	Dr. Berger serves as Parent’s Chief Medical Officer, responsible for the company’s leading virology, oncology and inflammation pipeline, as well as its global development and medical affairs organizations. Together with the leadership team, he works to advance clinical development strategies and programs with the goals of changing the trajectory of disease and transforming care for patients and communities around the world. Dr. Berger is a board-certified internist, hematologist and oncologist with more than 25 years of extensive experience in developing and delivering innovative medicines across a broad range of therapeutic areas. He joined Parent in 2025 after serving as Senior Vice President and Global Head of Development at Sanofi (located at: 450 and 350 Water Street, Cambridge, MA 02141), where he led clinical development for therapeutic areas that included immunology, hematology, oncology, neuroscience, rare diseases, diabetes and cardiovascular medicine. Prior to Sanofi, Dr. Berger served as Executive Vice President and Global Head of Research & Development at Atara Biotherapeutics, as well as development and medical affairs roles at Genentech, Bayer Healthcare Pharmaceuticals and Amgen. He is Professor of Medicine at the University of Freiburg Hospital in Freiburg, Germany. He completed his medical training in Freiburg, Germany; Basel, Switzerland; and Chicago and holds a M.D. and Ph.D. from the Albert-Ludwigs University School of Medicine. He currently serves on the board of directors of Arcus Biosciences, Inc. in connection with its partnership with Parent.

Schedule A-5

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America Chief Financial Officer	Mr. Dickinson serves as Parent’s Chief Financial Officer, responsible for the oversight of Parent’s global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent’s corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent’s licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard (located at: 30 Rockefeller Plaza, New York, NY 10112 USA). Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor’s degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago. He currently serves on the board of directors of Sutter Health, a non-profit hospital system based in California, and previously served on the board of directors of the Fosun Pharma and Kite joint venture in China, which was established in 2017.
Johanna Mercier United States of America Chief Commercial Officer	Ms. Mercier serves as Parent’s Chief Commercial Officer, with responsibility for the global commercialization of all the Parent’s medicines throughout the product lifecycle. Under her leadership, Parent works to ensure that patients around the world have access to Parent’s transformational medicines. Ms. Mercier joined Parent in 2019 after 25 years at Bristol-Myers Squibb (located at: 430 E. 29th Street, 14th Floor, New York, NY 10016 USA), where she served in a number of executive leadership positions, gaining broad experience across geographies and in all aspects of the commercial business. Ms. Mercier holds a bachelor’s degree in biology from the University of Montreal and an MBA from Concordia University. She currently serves on the board of directors of Neurocrine Biosciences, Inc. and the University of Southern California’s Leonard D. Schaeffer Center for Health Policy and Economics. She also serves on the board of directors of Arcus Biosciences, Inc. in connection with its partnership with Parent.
Keeley Cain Wettan United States of America Executive Vice President, General Counsel, Legal & Compliance	Keeley Cain Wettan serves as Parent’s Executive Vice President, General Counsel, overseeing Legal and Compliance. Ms. Cain Wettan joined Parent in 2011 and has previously served as Senior Vice President, Global Legal Business Partners, and held roles leading Litigation, Investigations and Corporate Legal functions. Prior to joining Parent, Ms. Cain Wettan was an attorney at Simpson Thacher & Bartlett law firm in New York City, where she focused on general litigation and government investigations. She received her J.D. from the University of California at Berkeley. Ms. Cain Wettan is currently the Secretary for the Gilead Foundation and leads the Legal department’s Inclusion and Diversity efforts.

Schedule A-6

The common business address and telephone number for all the directors and executive officers is as follows:
c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, telephone number: (650) 574-3000.
The Letter of Transmittal and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
By Mail: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	By express mail, courier, or other expedited service: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall Street, Suite V Canton Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call: (212) 750-5833
Stockholders and All Others Call Toll Free: (877) 800-5182